EXECUTION COPY

EXHIBIT 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF MAY 31, 2007

AMONG

CRIMSON EXPLORATION INC.

AS BORROWER

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS AGENT

THE ROYAL BANK OF SCOTLAND plc

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS

CO-LEAD ARRANGERS AND JOINT BOOKRUNNERS

AND

THE LENDERS SIGNATORY HERETO

Page

ARTICLE I.	Definitions and Accounting Matters	1

Section 1.01.	Terms Defined Above.	1

Section 1.02.	Certain Defined Terms.	1

ARTICLE II.	Commitments	18

Section 2.01.	Loans and Letters of Credit.	18

Section 2.02.	Borrowings, Continuations and Conversions, Letters of Credit.	21

Section 2.03.	Changes of Commitments.	23

Section 2.04.	Fees.	23

Section 2.05.	Several Obligations.	24

Section 2.06.	Notes.	24

Section 2.07.	Prepayments.	25

Section 2.08.	Borrowing Base.	26

Section 2.09.	Assumption of Risks.	27

Section 2.10.	Obligation to Reimburse and to Prepay.	28

Section 2.11.	Lending Offices.	29

ARTICLE III.	Payments of Principal and Interest	30

Section 3.01.	Repayment of Loans.	30

Section 3.02.	Interest.	30

ARTICLE IV.	Payments; Pro Rata Treatment; Computations; Etc.	31

Section 4.01.	Payments.	31

Section 4.02.	Pro Rata Treatment.	31

Section 4.03.	Computations.	31

Section 4.04.	Non-receipt of Funds by the Agent.	32

Section 4.05.	Set-off, Sharing of Payments, Etc.	32

Section 4.06.	Taxes.	33

Section 4.07.	Disposition of Proceeds.	35

ARTICLE V.	Capital Adequacy and Additional Costs	35

Section 5.01.	Capital Adequacy and Additional Costs.	35

Section 5.02.	Limitation on LIBOR Loans.	37

Section 5.03.	Illegality.	37

Section 5.04.	Base Rate Loans Pursuant to Sections 5.01, 5.02 and 5.03.	37

Section 5.05.	Compensation.	38

Section 5.06.	Replacement Lenders.	38

ARTICLE VI.	Conditions Precedent	39

Section 6.01.	Initial Funding.	39

Section 6.02.	Initial and Subsequent Loans and Letters of Credit.	42

Section 6.03.	Conditions Precedent for the Benefit of Lenders.	43

Section 6.04.	No Waiver.	43

ARTICLE VII.	Representations and Warranties	43

Section 7.01.	Corporate Existence.	43

Section 7.02.	Financial Condition.	43

Section 7.03.	Litigation and Judgments.	44

Section 7.04.	No Breach.	44

Section 7.05.	Authority.	44

Section 7.06.	Approvals.	44

Section 7.07.	Use of Loans.	44

Section 7.08.	ERISA.	44

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(Continued)

Page

Section 7.09.	Taxes.	45

Section 7.10.	Titles, Etc.	45

Section 7.11.	No Material Misstatements.	46

Section 7.12.	Investment Company Act.	46

Section 7.13.	Reserved.	46

Section 7.14.	Subsidiaries.	46

Section 7.15.	Location of Business and Offices.	46

Section 7.16.	Defaults.	47

Section 7.17.	Environmental Matters.	47

Section 7.18.	Compliance with the Law.	48

Section 7.19.	Insurance.	48

Section 7.20.	Hedging Agreements.	48

Section 7.21.	Restriction on Liens.	49

Section 7.22.	Material Agreements.	49

Section 7.23.	Solvency.	49

Section 7.24.	Gas Imbalances.	49

Section 7.25.	Madisonville.	50

Section 7.26.	Intentionally Omitted.	50

Section 7.27.	Name Changes.	50

Section 7.28.	Taxpayer Identification Number.	50

Section 7.29.	State of Formation.	50

ARTICLE VIII.	Affirmative Covenants	50

Section 8.01.	Reporting Requirements.	50

Section 8.02.	Litigation.	52

Section 8.03.	Maintenance, Etc.	53

Section 8.04.	Environmental Matters.	54

Section 8.05.	Further Assurances.	55

Section 8.06.	Performance of Obligations.	55

Section 8.07.	Engineering Reports.	55

Section 8.08.	Title Information and Mortgage Coverage.	56

Section 8.09.	Collateral.	57

Section 8.10.	Cash Collateral Account Agreement.	57

Section 8.11.	[Reserved.]	58

Section 8.12.	ERISA Information and Compliance.	58

Section 8.13.	Joinder and Guaranty Agreements.	58

ARTICLE IX.	Negative Covenants	58

Section 9.01.	Debt.	58

Section 9.02.	Liens.	59

Section 9.03.	Investments, Loans and Advances.	60

Section 9.04.	Dividends, Distributions and Redemptions.	61

Section 9.05.	Sales and Leasebacks.	61

Section 9.06.	Nature of Business.	61

Section 9.07.	Limitation on Leases.	61

Section 9.08.	Mergers, Acquisitions, Etc.	61

Section 9.09.	Proceeds of Notes; Letters of Credit.	62

Section 9.10.	ERISA Compliance.	62

Section 9.11.	Sale or Discount of Receivables.	63

Section 9.12.	Capital Expenditures.	63

Section 9.13.	Current Ratio.	63

Section 9.14.	Leverage Ratio.	63

Section 9.15.	Interest Coverage Ratio.	64

Section 9.16.	Sale of Mortgaged Properties.	64

Section 9.17.	Sale of Oil and Gas Properties.	64

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(Continued)

Page

Section 9.18.	Environmental Matters.	64

Section 9.19.	Transactions with Affiliates.	64

Section 9.20.	Subsidiaries.	64

Section 9.21.	Negative Pledge Agreements.	65

Section 9.22.	Take-or-Pay or Other Prepayments.	65

Section 9.23.	Ownership of Subsidiaries.	65

Section 9.24.	Change in Borrower's, any of its Subsidiaries' or any Guarantor's Name

or State of Formation.	65

Section 9.25.	Intentionally Omitted.	65

Section 9.26.	Intentionally Omitted.	65

Section 9.27.	[Reserved].	65

Section 9.28.	Limitation on Hedging.	65

Section 9.29.	Maintenance of First Lien Priority; Modification of Second Lien Loan Documents.	65

ARTICLE X.	Events of Default; Remedies	66

Section 10.01.	Events of Default.	66

Section 10.02.	Remedies.	68

ARTICLE XI.	The Agent	69

Section 11.01.	Appointment, Powers and Immunities.	69

Section 11.02.	Reliance by Agent.	69

Section 11.03.	Defaults.	70

Section 11.04.	Rights as a Lender.	70

Section 11.05.	Indemnification.	70

Section 11.06.	Non-Reliance on Agent and other Lenders.	70

Section 11.07.	Action by Agent.	71

Section 11.08.	Resignation of Agent.	71

Section 11.09.	Other Agents; Lead Managers.	71

Section 11.10.	Hedging Arrangements.	72

ARTICLE XII.	Miscellaneous	72

Section 12.01.	Waiver.	72

Section 12.02.	Notices.	72

Section 12.03.	Payment of Expenses, Indemnities, Etc.	72

Section 12.04.	Amendments, Etc.	74

Section 12.05.	Successors and Assigns.	74

Section 12.06.	Assignments and Participations.	74

Section 12.07.	Invalidity.	76

Section 12.08.	Counterparts.	76

Section 12.09.	References; Use of Word "Including".	76

Section 12.10.	Survival.	76

Section 12.11.	Captions.	76

Section 12.12.	NO ORAL AGREEMENTS.	77

Section 12.13.	Governing Law; Submission to Jurisdiction.	77

Section 12.14.	Interest.	78

Section 12.15.	Confidentiality.	78

Section 12.16.	Effectiveness; Termination; Collateral Matters.	79

Section 12.17.	Renewal and Continuation of Existing Indebtedness.	79

Section 12.18.	EXCULPATION PROVISIONS.	79

Section 12.19.	USA PATRIOT Act Notices.	80

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ANNEXES, EXHIBITS AND SCHEDULES

Annex I	- List of Percentage Shares and Maximum Credit Amounts
Exhibit A	- Form of Revolving Credit Note
Exhibit B	- Form of Borrowing, Continuation and Conversion Request
Exhibit C	- Form of Compliance Certificate
Exhibit D	- List of Security Instruments
Exhibit E	- Form of Assignment Agreement
Exhibit F	- Intentionally Deleted
Exhibit G	- Joinder Agreement
Exhibit H	- Guaranty Agreement
Schedule 7.02	- Liabilities
Schedule 7.03	- Litigation and Judgments
Schedule 7.09	- Taxes
Schedule 7.10	- Titles, etc.
Schedule 7.14	- Subsidiaries, Partnerships, Locations, Jurisdictions, Taxpayer I.D. Numbers
Schedule 7.17	- Environmental Matters
Schedule 7.19	- Insurance
Schedule 7.20	- Hedging Agreements
Schedule 7.22	- Material Agreements
Schedule 7.24	- Gas Imbalances
Schedule 7.27	- Name Changes
Schedule 7.28	- Guarantors Tax I.D. Numbers and State of Formation
Schedule 9.01	- Debt
Schedule 9.02	- Liens
Schedule 9.03	- Investments, Loans and Advances

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AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 31, 2007 is among CRIMSON EXPLORATION INC., a Delaware corporation (the "Borrower"); each of the lenders that is a signatory hereto or which becomes a signatory hereto as provided in Section 12.06 (individually, together with its successors and assigns, a "Lender" and, collectively, the "Lenders"); WELLS FARGO BANK, NATIONAL ASSOCIATION and THE ROYAL BANK OF SCOTLAND plc, as co-lead arrangers and joint bookrunners (in such capacity each an "Arranger" and collectively the "Arrangers") and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (in its individual capacity, "Wells Fargo"), as Agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent").

R E C I T A L S

A.           The Borrower, the Lenders and the Agent are parties to that certain Amended and Restated Credit Agreement dated as of May 8, 2007 (the "Existing Credit Agreement");

B.            Contemporaneously with the closing and initial funding under the Existing Credit Agreement, the Borrower, Crimson Exploration Operating, Inc. ("CEOI"), Southern G Holdings, LLC ("Southern G") and EXCO Resources, Inc. (the "Seller") entered into that certain Membership Interest Purchase and Sale Agreement dated as of May 8, 2007 (the "Acquisition Agreement"), pursuant to which CEOI acquired from the Seller (the "Acquisition") all of the outstanding membership interest in Southern G Holdings, LLC, a Delaware limited liability company (the "Acquired Assets");

C.            The Existing Credit Agreement provides for a revolving credit facility, including a letter of credit subfacility, for the purpose of financing the transactions contemplated by the Acquisition Agreement, repaying or refinancing certain existing indebtedness, financing other permitted acquisitions, providing for the working capital and other general corporate purpose needs of the Borrower, and paying related fees and expenses;

D.           The Borrower, the Lenders and the Agent desire to amend and restate the Existing Credit Agreement in its entirety to provide a swing line facility to the Borrower as a sub-facility under the revolving credit facility provided pursuant to the Existing Credit Agreement; and

E.            The amendment and restatement of the Existing Credit Agreement is not intended by the parties hereto to constitute a novation, or discharge or a satisfaction of the Existing Indebtedness, which indebtedness shall remain outstanding hereunder pursuant to the terms and conditions of this Agreement;

F.            NOW THEREFORE, in consideration of the foregoing recitals, of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree that the Existing Credit Agreement is amended and restated to read in its entirety as follows:

ARTICLE I.

Definitions and Accounting Matters

Section 1.01.      Terms Defined Above. As used in this Agreement, the terms defined in the opening paragraph and the Recitals above shall have the meanings indicated therein.

Section 1.02.      Certain Defined Terms. As used herein, the following terms shall have the following meanings (all terms defined in this Article I or in other provisions of this Agreement in the singular to have equivalent meanings when used in the plural and vice versa):

"Acquisition Documents" shall have the meaning assigned such term in Section 6.01(q).

"Act" shall have the meaning assigned to such term in Section 12.19.

"Active Subsidiary" shall mean a Subsidiary of the Borrower that is not an Inactive Subsidiary.

"Additional Costs" shall have the meaning assigned such term in Section 5.01(c).

"Affected Loans" shall have the meaning assigned such term in Section 5.04.

"Affiliate" of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to "control" (including, with its correlative meanings, "controlled by" and "under common control with") such corporation or other Person.

"Agreement" shall mean this Amended and Restated Credit Agreement, as the same may from time to time be amended or supplemented.

"Aggregate Maximum Revolving Credit Amounts" at any time shall equal the sum of the Maximum Revolving Credit Amounts of the Lenders, as the same may be reduced pursuant to Section 2.03(b). As of the Closing Date, the Aggregate Maximum Revolving Credit Amounts equal $ 400,000,000.00.

"Aggregate Revolving Credit Commitments" at any time shall equal the amount calculated in accordance with Section 2.03.

"Alternative Swing Line Procedures" shall have the meaning assigned such term in Section 2.01(d)(vii).

"Applicable Lending Office" shall mean, for each Lender and for each Type of Loan, the lending office of such Lender (or an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other offices of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

"Applicable Margin" shall mean the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Borrowing Base Utilization as in effect from time to time:

Borrowing Base Utilization	Applicable Margin
	LIBOR Loans	Base Rate Loans	Revolving Credit Commitment Fee
Less than 50%	1.25%	0.000%	.375%
Greater than or equal to 50%, but less than 75%	1.50%	0.125%	.375%

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Greater than or equal to 75%, but less than 90%	1.75%	0.250%	.375%
Greater than or equal to 90%	2.00%	0.500%	.375%

Each change in the Applicable Margin resulting from a change in the Borrowing Base Utilization shall take effect on the day such change in the Borrowing Base Utilization occurs.

"Assignment" shall have the meaning assigned such term in Section 12.06(b).

"Base Rate" shall mean, with respect to any Base Rate Loan, for any day, the higher of (i) the Federal Funds Rate for any such day plus 1/2 of 1% or (ii) the Prime Rate for such day. Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

"Base Rate Loans" shall mean Loans that bear interest at rates based upon the Base Rate.

"Beneficiaries" shall mean the Agent, the Lenders, each Issuing Bank and each Affiliate of a Lender that is a party to a Hedge Agreement with the Borrower.

"Board of Directors" shall mean the Board of Directors of the Borrower, or any authorized committee of the Board of Directors.

"Borrowing Base" shall mean at any time an amount equal to the amount determined in accordance with Section 2.08.

"Borrowing Base Utilization" shall mean the sum of (i)(a) the aggregate outstanding principal amount of the Loans plus (b) the aggregate face amount of all undrawn and uncancelled Letters of Credit, plus (c) the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed, divided by (ii) the Borrowing Base.

"Business Day" shall mean any day other than a day on which commercial banks are authorized or required to close in Houston Texas, and, where such term is used in the definition of "Quarterly Date" or if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a LIBOR Loan or a notice by the Borrower with respect to any such borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

"Cash Collateral Account Agreement" shall mean that certain Cash Collateral Account Agreement, if any, between the Borrower, its Subsidiaries and the Agent and/or other depository bank, in form and substance satisfactory to the Agent covering and granting a perfected, first priority security interest to the Agent in the cash collateral, and subject only to Liens or any other encumbrances satisfactory to Agent.

"Cash Management Agreement" shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

"Closing Date" shall mean May 31, 2007.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

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"Commitment" shall mean, for any Lender, its obligation to make Revolving Credit Loans and to participate in the Letters of Credit and Swing Line Loans as provided in Section 2.01 up to the lesser of (i) such Lender's Maximum Revolving Credit Amount and (ii) the Lender's Percentage Share of the amount equal to the then effective Borrowing Base.

"Consolidated Net Income" shall mean with respect to the Borrower and its Consolidated Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and its Consolidated Subsidiaries after allowances for taxes for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (i) the net income of any Person in which the Borrower or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in such period by such other Person to the Borrower or to a Consolidated Subsidiary, as the case may be; (ii) the net income (but not loss) of any Consolidated Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary, or is otherwise restricted or prohibited in each case determined in accordance with GAAP; (iii) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (iv) any extraordinary gains or losses, including gains or losses attributable to Property sales not in the ordinary course of business; and (v) the cumulative effect of a change in accounting principles and any gains or losses attributable to writeups or write downs of assets.

"Consolidated Subsidiaries" shall mean each Subsidiary of a Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP. Unless otherwise indicated, each reference to the term "Consolidated Subsidiary" shall mean a Subsidiary consolidated with the Borrower.

"Continuing Directors" shall mean, as of any date of determination, any member of the board of directors of the Borrower: (a) who was a member of the Board of Directors on the Closing Date, (b) whose nomination for election to the Board of Directors was made with the approval of, or whose election to the Board of Directors was ratified by, at least two-thirds of the directors who were members of the Board of Directors on the Closing Date or who were so elected to the Board of Directors thereafter, or (c) whose membership on the Board of Directors was consented to by the Majority Lenders.

"Current Assets" shall have the meaning assigned such term in Section 9.13.

"Current Liabilities" shall have the meaning assigned such term in Section 9.13.

"Debt" shall mean, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person in respect of letters of credit, (iii) all obligations of such Person (whether contingent or otherwise) in respect of bankers' acceptances, surety or other bonds and similar instruments; (iv) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money); (v) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (vi) all Debt (as described in the other clauses of this definition) and other obligations of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vii) all Debt (as described in the other clauses of this definition) and other obligations of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the debtor or obligations of others; (viii) all

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obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (ix) obligations to deliver goods or services including Hydrocarbons in consideration of advance payments, except as permitted by Section 9.22 and disclosed by Section 8.07(c); (x) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (xi) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock; (xii) any Debt of a Special Entity for which such Person is liable either by agreement or because of a Governmental Requirement; (xiii) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (xiv) all obligations of such Person under Hedging Agreements excluding Hedging Agreements with Agent or any other Lender.

"Default" shall mean an Event of Default or an event which with notice or lapse of time or both would become an Event of Default.

"Deficiency" shall have the meaning assigned such term in Section 2.07(b).

"Dollars" and "$" shall mean lawful money of the United States of America.

"EBITDAX" shall mean, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: interest, income taxes, depreciation, depletion and amortization and exploration expense; and all other non-cash items (including hedging gains and losses under FAS 133, non-cash asset writedowns or FAS 143 charges and/or any non-cash share based payment charges under FAS 123R).

"Effective Date" shall have the meaning assigned such term in Section 12.16.

"Engineering Reports" shall have the meaning assigned such term in Section 2.08.

"Environmental Laws" shall mean any and all Governmental Requirements pertaining to health, safety or the environment in effect in any and all jurisdictions, including nations (and states), and international waters, in which the Borrower or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Borrower or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990, 33 U.S.C.A. § 2701 et seq. ("OPA"), as amended, the Clean Air Act, 42 U.S.C.A. § 7401 et seq., as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 {Superfund Amendments and Reauthorization Act of 1986 ("SARA")}, 42 U.S.C.A. § 9601 et seq. ("CERCLA"), as amended, the Coastal Zone Management Act of 1972, 16 U.S.C.A. § 1451 et seq. ("CZMA"), as amended, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C.A. § 11001 et seq. ("EPCRTKA"), as amended, the Endangered Species Act of 1973, 16 U.S.C.A. § 1531 et seq. ("ESA"), as amended, the Federal Water Pollution Control Act ("FWPCA"), as amended, the Clean Water Act, 33 U.S.C.A. § 1251 et seq. ("CWA"), as amended, the Low-Level Radioactive Waste Policy Act, 42 U.S.C.A. § 2014 et seq. ("LLRWPA"), as amended, the Marine Mammal Protection Act of 1972, 16 U.S.C.A. §§ 1361-62, 1371-89, 1401-07, 1411-18, 1421-21h, et seq. ("MMPA"), as amended, the Marine Protection, Research, and Sanctuaries Act of 1972 (Ocean Dumping), 33 U.S.C.A. § 1401 et seq. ("MPRSA"), as amended, the Act to Prevent Pollution from Ships, 33 U.S.C.A. § 1901 et seq. ("APPS"), as amended, the National Environmental Policy Act of 1969, 42 U.S.C.A. § 4321 et seq. ("NEPA"), as amended, the Noise Control Act of 1972, 42 U.S.C.A. § 4901 et seq. ("NCA"), as amended, the Nonindigenous Aquatic Nuisance Prevention and Control Act of 1990, 16 U.S.C.A. § 4701 et seq. ("NANPCA"), as amended, the Occupational Safety and Health Act of 1970 ("OSHA"), as amended, the Pollution Prevention Act of 1990, 42 U.S.C.A. § 13101 et seq. ("PPA"), as amended, the Public Health Service Act ("PHSA") {Safe Drinking Water Act ("SDWA")}, 42 U.S.C.A. § 300f et seq., as amended, the Shore Protection Act of 1988, 33 U.S.C.A. § 2601 et seq. ("SPA"), as amended, the Soil and Water Resources Conservation Act of 1977, 16 U.S.C.A. § 2001 et seq. ("SWRCA"), as amended, the Solid Waste Disposal Act ("SWDA") Resource

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Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C.A. § 6901 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C.A. § 2601 et seq. ("TSCA"), as amended, the Hazardous Materials Transportation Act, Pub.L. 93-633, 88 Stat. 2156 ("HMTA"), as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136, et seq. ("FIFRA"), as amended, the United States Public Vessel Medical Waste Anti-Dumping Act of 1988, 33 U.S.C.A. § 2501 et seq. ("USPVMWADA"), as amended, and any corresponding international, national, state or local laws or ordinances and regulations, rules, guidelines, or standards promulgated pursuant to such laws, statutes and regulations, including specifically those relating to hazardous wastes, hazardous substances, toxic substances, asbestos, lead paint, lead in water supply, mold and biological hazards, radon or radioactive materials, insecticide, herbicide, rodenticide, and fungicide, as such laws, treaties, statutes, regulations, rules, guidelines, and standards are amended from time to time, and other environmental, health, safety, conservation or protection laws. The term "oil" shall have the meaning specified in OPA, the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that (i) in the event either OPA, CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and (ii) to the extent the laws of the state or jurisdiction in which any Property of the Borrower or any Subsidiary is located establish a meaning for "oil," "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply. The term "hazardous substance" shall also include any substance, product, waste, or other material that any person, their employees and agents, and their equipment and property may come into contact with or be exposed to, which is or becomes listed, regulated, or addressed as being polluting, flammable, toxic, corrosive or hazardous, including toxic or hazardous wastes or substances, carcinogens, pollutants (including, but not limited to, any solid, liquid, gaseous or thermal irritant or contaminant), smoke, vapor, soot, fumes or smells, mold, fungus, noises, vibrations, electromagnetic and ionizing radiation, changes in temperature, any other sensory phenomena, or other materials of any and all kinds and character, whether at the Property, from a neighboring site, or along and/or across a route to or from the Property, which material(s) or substance(s), due to quantity, concentration, or physical, chemical, or infectious characteristic, may cause or significantly contribute to an increase in mortality or an increase in serious, irreversible, or incapacitatingly irreversible illness or pose a substantial present or potential harm to human health or the environment when improperly used, treated, stored, transported, disposed of, or otherwise managed, has the ability to cause injury to biologic tissue, or otherwise has the ability to cause a health threat or similarly harmful substance under any Environmental Law, including without limitation: (i) polychlorinated biphenyls; (ii) petroleum products; (iii) underground storage tanks, whether empty, filled or partially filled with any substance; (iv) any radioactive materials, urea formaldehyde foam insulation, radon; and (v) any other chemical, material or substance the exposure to which is prohibited, limited or regulated by any Governmental Authority on the basis that such chemical, material or substance is toxic, hazardous or harmful to human health or the environment. The presence of any one of the following criteria establishes a substance as a hazardous substance: 1) ignitability (posing fire hazard); 2) corrosivity (ability to corrode standard containers); 3) reactivity (instability with a tendency to explode or react violently); or 4) EP toxicity (presence of certain toxic chemicals at levels greater than specified in RCRA regulations). Said definition of the terms defined herein also includes all applicable definitions in the regulations of the U.S. Environmental Protection Agency and those of any state or nation (including common law, whether state, national, or international) in the broadest sense, including several hundred processed wastes and chemicals listed in the US-EPA regulations, or which exhibit the characteristics of toxicity, corrosivity, ignitability, and/or reactivity, as referred to above. In case of conflict in any of the Environmental Laws, the most stringent definition shall apply.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

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"ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Borrower or any Subsidiary would be deemed to be a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code.

"ERISA Event" shall mean (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder, (ii) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

"Event of Default" shall have the meaning assigned such term in Section 10.01.

"Excepted Liens" shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained; (ii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators', vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or statutory landlord's liens, each of which is in respect of obligations that have not been outstanding more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) any Liens reserved in leases or farmout agreements for rent or royalties and for compliance with the terms of the farmout agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of Property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other Property of the Borrower or any Subsidiary for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other Property which in the aggregate do not materially impair the use of such rights of way or other Property for the purposes of which such rights of way and other Property are held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; (vi) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business (other than obligations under Hedging Agreements); (vii) Liens permitted by the Security Instruments; (viii) preferential rights to purchase and similar contractual provisions affecting an Oil and Gas Property; (ix) all lessors' royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Reserve Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Mortgage or Reserve Report without a corresponding increase in the corresponding net revenue interest; (x) production sales contracts; division orders; contracts for sale, purchase, or exchange of oil or gas; operating agreements; area of mutual interest agreements; and production handling agreements; in each case to the extent the same: (a) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (b) do not otherwise cause any other express representation or warranty of the Borrower in any of the Loan Documents to be untrue, and (c) do not operate to reduce the net revenue

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interest for such Oil and Gas Property (if any) as reflected in any Reserve Report, or increase the working interest for such Oil and Gas Property (if any) as reflected in any Reserve Report without a corresponding increase in the corresponding net revenue interest; (xi) all defects and irregularities affecting an Oil and Gas Property that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Reserve Report, or increase the working interest for such Oil and Gas Property (if any) as reflected in any Reserve Report without a corresponding increase in the corresponding net revenue interest or otherwise interfere materially with the operation, value or use of such Oil and Gas Property; and (xii) judgment Liens arising by operation of law or as the result of the abstracting of a judgment or similar action under the laws of any jurisdiction and not giving rise to an Event of Default, in respect of judgments that are not final and non-appealable judgments so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired.

"Existing Indebtedness" shall mean all obligations and indebtedness of the Borrower to the Agent and the Lenders evidenced by and outstanding under the Existing Credit Agreement and the other Existing Loan Documents.

"Existing Letters of Credit" shall mean all "Letters of Credit" as defined in the Existing Credit Agreement which are issued and outstanding on the Closing Date.

"Existing Loan Documents" shall mean all promissory notes, mortgages, guaranties, security agreements, financing statements, and other documents, instruments, and agreements executed or delivered in connection with the Existing Credit Agreement.

"Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with a member of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the date for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Agent on such day on such transactions as determined by the Agent.

"Financial Statements" shall mean the financial statement or statements of the Borrower and its Consolidated Subsidiaries described or referred to in Section 7.02.

"GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time; provided that if there occurs after the date of this Agreement any change in GAAP that affects the calculation of any covenant contained in Article IX, "GAAP" shall mean generally accepted accounting principles in effect on the Closing Date until the Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement.

"Governmental Authority" shall include the country, the state, county, city and political subdivisions in which any Person or such Person's Property is located or which exercises valid jurisdiction over any such Person or such Person's Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them including monetary authorities which exercises valid jurisdiction over any such Person or such Person's Property. Unless otherwise specified, all references to Governmental Authority herein shall mean a Governmental Authority having jurisdiction

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over, where applicable, the Borrower, its Subsidiaries or any of their Property or the Agent, any Lender or any Applicable Lending Office, including jurisdiction over the Environmental Laws.

"Governmental Requirement" shall mean any law, treaty, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, standard, guideline, or other directive or requirement, including those found in common law (whether international, national, state, or local), whether now existing or hereafter in effect (whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety, health, and industrial hygiene standards or controls, and personnel licensing and certifications, or environmental conditions on, under, above, around, within, for, or about any Person or such Person's Property, of any Governmental Authority.

"Guarantor" shall mean, individually and collectively, each and every Active Subsidiary of Borrower and all of their Active Subsidiaries (and so on and so forth) existing as of the date hereof; and each and every Active Subsidiary and all of their Active Subsidiaries (and so on and so forth) hereafter created, acquired or otherwise owned by Borrower, and shall include, without limitation, CEOI and Southern G.

"Guaranty Agreement" shall mean any agreement executed by any Guarantor in form and substance satisfactory to the Agent guarantying, unconditionally, payment of the Obligations, as the same may be amended, modified or supplemented from time to time.

"Hedging Agreements" shall mean any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction.

"Highest Lawful Rate" shall mean, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on any other Obligations under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

"Hydrocarbon Interests" shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

"Hydrocarbons" shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

"Inactive Subsidiary" shall mean LTW Pipeline Co., a Texas corporation, and any other Subsidiary of the Borrower: (i) that has assets with a fair market value of less than $1,000,000.00; (ii) that no longer actively does business; and (iii) that has been designated in writing to the Agent by the Borrower as an Inactive Subsidiary and approved in writing by the Agent as an Inactive Subsidiary; provided that no Subsidiary may be so designated as an Inactive Subsidiary if after giving effect thereto, the aggregate fair market value of the assets of all Inactive Subsidiaries would exceed $3,000,000.00.

"Indemnified Parties" shall have the meaning assigned such term in Section 12.03(a)(ii).

"Indemnity Matters" shall mean any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind or nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.

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"Initial Funding" shall mean the funding of the initial Loans or issuance of the initial Letters of Credit upon satisfaction of the conditions set forth in Sections 6.01 and 6.02.

"Initial Reserve Reports" shall mean the report of Pressler Engineering Consultants dated February 14, 2007 with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries other than Southern G as of January 1, 2007, and the final audit report of Netherland, Sewell & Associates, Inc. dated April 27, 2007 with respect to the Oil and Gas Properties owned by Southern G as of January 1, 2007, copies of which have been delivered to the Agent.

"Intercreditor Agreement" shall mean that certain Intercreditor Agreement dated as of May 8, 2007, by and among, Agent, as agent for itself and the Lenders, Credit Suisse, as agent for itself and the other lenders party from time to time to the Second Lien Loan Agreement, and the Borrower, as the same may from time to time be amended, supplemented, restated and/or otherwise modified from time to time in accordance with such Intercreditor Agreement.

"Interest Coverage Ratio" shall have the meaning assigned to such term in Section 9.15.

"Interest Period" shall mean, with respect to any LIBOR Loan, the period commencing on the date such LIBOR Loan is made and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select as provided in Section 2.02 (or such longer period as may be requested by the Borrower and agreed to by the Majority Lenders), except that each Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

Notwithstanding the foregoing: (i) no Interest Period may end after the Revolving Credit Termination Date; (ii) no Interest Period for any LIBOR Loan may end after the due date of any installment, if any, provided for in Section 2.07(b) to the extent that such LIBOR Loan would need to be prepaid prior to the end of such Interest Period in order for such installment to be paid when due; (iii) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (iv) no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loans would otherwise be for a shorter period, such Loans shall not be available hereunder; and (v) no Interest Period shall have a duration of more than one month for any LIBOR Loan requested during the period of time commencing on the Closing Date and ending on the earlier to occur of (x) the date which is sixty days after the Closing Date and (y) the date Agent shall have delivered written notice to Borrower that the primary syndication of the credit facility provided hereunder has been successfully completed.

"Issuing Bank" shall mean Wells Fargo.

"LC Commitment" at any time shall mean $5,000,000.00.

"LC Exposure" at any time shall mean the difference between (i) the aggregate face amount of all undrawn and uncancelled Letters of Credit plus the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed, minus (ii) the aggregate amount of all cash securing outstanding Letters of Credit pursuant to Section 2.10(b).

"LC Obligations" at any time shall mean the aggregate face amount of all undrawn and uncancelled Letters of Credit plus the aggregate of all amounts drawn under all Letters of Credit and not yet reimbursed.

"Lender" has the meaning specified in the opening paragraph of this Agreement and, as the context requires, includes the Swing Line Lender.

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"Lender Affiliate" shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any Person that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

"Lender Termination Date" shall have the meaning assigned to such term in Section 5.06(c).

"Letter of Credit Agreements" shall mean the written agreements of the Borrower or any of its Subsidiaries with the Issuing Bank, as issuing lender for any Letter of Credit, executed in connection with the issuance by the Issuing Bank of the Letters of Credit, such agreements to be on the Issuing Bank's customary form for letters of credit of comparable amount and purpose as from time to time in effect or as otherwise agreed to by the Borrower and the Issuing Bank.

"Letters of Credit" shall mean the Existing Letters of Credit and the letters of credit issued pursuant to Section 2.01(b) and all reimbursement obligations pertaining to any such letters of credit, and "Letter of Credit" shall mean any one of the Letters of Credit and the reimbursement obligations pertaining thereto.

"Letter of Credit Application" shall mean a letter of credit application, in form and substance satisfactory to the Issuing Bank, delivered to the Agent requesting the issuance, reissuance, extension or renewal of any Letter of Credit and containing the information set forth in Section 2.02.

"Leverage Ratio" shall have the meaning assigned to such term in Section 9.14.

"LIBOR" shall mean, for each Interest Period for any LIBOR borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/16th of 1%) equal to the average of the offered quotations appearing on Telerate Page 3750 (or if such Telerate Page shall not be available, any successor or similar service as may be selected by Agent and Borrower) as of 11:00 a.m., Houston, Texas time (or, as soon thereafter as practicable) two (2) LIBOR Business Days prior to the first day of such Interest Period for deposits in Dollars having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR borrowing to which such Interest Period relates. If none of such Telerate Page 3750 nor any successor or similar service is available, then "LIBOR" shall mean, with respect to any Interest Period for any applicable LIBOR borrowing, the rate of interest per annum, rounded upwards, if necessary, to the nearest 1/16th of 1%, quoted by Agent at or before 11:00 a.m., Houston, Texas time (or, as soon thereafter as practicable), two (2) LIBOR Business Days before the first day of such Interest Period, to be the arithmetic average of the prevailing rates per annum at the time of determination and in accordance with the then existing practice in the applicable market, for the offering to Agent by one or more prime banks selected by Agent in its sole discretion, in the London interbank market, of deposits in Dollars for delivery on the first day of such Interest Period and having a maturity equal (or as nearly equal as may be) to the length of such Interest Period and in an amount equal (or as nearly equal as may be) to the LIBOR borrowing to which such Interest Period relates. Each determination by Agent of LIBOR shall be conclusive and binding, absent manifest error, and may be computed using any reasonable averaging and attribution method.

"LIBOR Loans" shall mean Loans the interest rates on which are determined on the basis of rates referred to in the definition of "LIBOR Rate".

"LIBOR Rate" shall mean, with respect to any LIBOR Loan, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Agent to be equal to the quotient of (i) LIBOR for such Loan for the Interest Period for such Loan divided by (ii) 1 minus the Reserve Requirement for such Loan for such Interest Period.

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"Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (ii) production payments and the like payable out of Oil and Gas Properties. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

"Loan Documents" shall mean this Agreement, the Notes, the Guaranty Agreements, all Letters of Credit, all Letter of Credit Agreements, all Letter of Credit Applications, the Security Instruments, the Intercreditor Agreement and the Existing Loan Documents.

"Loans" shall mean the loans as provided for by Section 2.01, including Revolving Credit Loans and Swing Line Loans.

"Lockbox "shall mean the lockbox, if any, established pursuant to the Cash Collateral Account Agreement and subject to the Lockbox Agreement.

"Lockbox Agreement" shall mean that certain Lockbox Agreement, if any, between the Borrower, its Subsidiaries, and the Agent in form and substance satisfactory to Agent which shall grant a security interest in the contents therein and shall include a financing statement in form and substance satisfactory to Agent covering the contents therein.

"Madisonville" shall mean The Madisonville Project, Ltd., a Texas limited partnership and its successors and assigns.

"Majority Lenders" shall mean, at any time while no Loans are outstanding, Lenders having more than fifty percent (50%) of the Aggregate Revolving Credit Commitments and, at any time while Loans are outstanding, Lenders holding more than fifty percent (50%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 12.06(c), but with the aggregate amount of each Lender's risk participation and funded participation in LC Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition); provided, however, that the foregoing percentages shall be increased to sixty-six and two-thirds percent (66 2/3%) when determining the Majority Lenders for purposes of (i) redeterminations of the Borrower Base pursuant to Section 2.08, and (ii) effecting any waiver, modification or amendment of Section 9.16 or Section 9.17; provided further, however for all purposes hereunder, including, without limitation, the approval of any redetermined Borrowing Base pursuant to Section 2.08, Agent alone, shall constitute the Majority Lenders at any time that Agent is the sole Lender hereunder and if there are two or more Lenders, it shall take at least two Lenders holding the foregoing required percentages, including the Agent at any time that the Agent is a Lender hereunder with at least twenty-five percent (25%) of the Aggregate Revolving Credit Commitments and, at any time while Loans are outstanding, holding at least twenty-five (25%) of the outstanding principal amount of the Loans (without regard to any sale by the Agent of a participation in any Loan under Section 12.06, but with the aggregate amount of each Lender's risk participation and funded participation in LC Obligations and Swing Line Loans being deemed "held" by such Lender for purposes of this definition), to constitute the "Majority Lenders."

"Material Adverse Effect" shall mean any set of circumstances or events that (i) has or could reasonably be expected to have any material and adverse effect whatsoever upon, or result in or

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reasonably be expected to result in a material adverse change in, (a) the assets, liabilities, financial condition, business, operations or affairs of the Borrower and its Subsidiaries taken as a whole different from those reflected in the Financial Statements or from the facts represented or warranted in any Loan Document, or (b) the ability of the Borrower and its Subsidiaries taken as a whole to carry out their business as at the Closing Date or as proposed as of the Closing Date to be conducted or meet their obligations under the Loan Documents on a timely basis, (ii) impairs materially or could be reasonably expected to impair materially the ability of the Borrower and its Subsidiaries to duly and punctually pay and perform their obligations under the Loan Documents or (iii) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Lenders, to the extent permitted, to enforce its legal remedies pursuant to the Loan Documents.

"Material Agreements" shall mean all agreements listed on Schedule 7.22.

"Maximum Revolving Credit Amount" shall mean, as to each Lender, the amount set forth opposite such Lender's name on Annex I under the caption "Maximum Revolving Credit Amounts" (as the same may be reduced pursuant to Section 2.03(b) pro rata to each Lender based on its Percentage Share), as modified from time to time to reflect any assignments permitted by Section 12.06(b).

"Mortgage" shall mean, whether one or more, each Mortgage, Deed of Trust, Assignment of Production, Security Agreement, Fixture Filing and Financing Statement executed by the Borrower or any Guarantor pursuant hereto, and granting a Lien in favor of the Agent to secure the Obligations in the Oil and Gas Properties, now owned or hereafter existing, of the Borrower and the Guarantors, as the same from time to time may be amended, supplemented, restated or otherwise modified.

"Mortgaged Property" shall mean the Property owned by the Borrower and/or the Guarantors and which is subject to the Liens existing and to exist under the terms of the Security Instruments and/or Mortgages.

"Multiemployer Plan" shall mean a Plan defined as such in Section 3(37) or 4001(a)(3) of ERISA.

"Notes" shall mean the Notes (including, without limitation, the Swing Line Note) provided for by Section 2.06, together with any and all renewals, extensions for any period, increases, rearrangements, modifications, consolidations, substitutions, amendments, and/or modifications thereof.

"Notice of Termination" shall have the meaning assigned such term in Section 5.06(a).

"Obligations" shall mean all indebtedness, obligations and liabilities of the Borrower or any Subsidiary to any of the Lenders, any of the Lenders' Affiliates, the Agent, the Swing Line Lender or the Issuing Bank, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under any Hedging Agreement or Cash Management Agreement entered into by the Borrower or any Guarantor with any Lender (or a Lender under the Existing Credit Agreement) or any Affiliate of such Lender, or this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement obligations incurred or any of the Notes, Letters of Credit or other instruments at any time evidencing any thereof, including interest accruing subsequent to the filing of a petition or other action concerning bankruptcy or other similar proceedings, overdrafts to the Agent or ACH obligations to the Agent, or any other obligations incurred under this Agreement or any of the Security Instruments and all renewals, extensions, refinancings and replacements for the foregoing.

"Oil and Gas Properties" shall mean Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all

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units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells (including those used for either environmental sampling or remedial purposes), buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

"OPA" shall mean the Oil Pollution Act which can be found at 33 U.S.C. § 27.01 et seq.

"Other Taxes" shall have the meaning assigned such term in Section 4.06(b).

"PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions.

"Percentage Share" shall mean (with respect to any Lender) the percentage of the Aggregate Revolving Credit Commitments to be provided by such Lender under this Agreement as indicated on Annex I hereto, as modified from time to time to reflect any assignments permitted by Section 12.06(b).

"Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government or any agency, instrumentality or political subdivision thereof, or any other form of entity.

"Plan" shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Borrower, any Subsidiary or an ERISA Affiliate.

"Post-Default Rate" shall mean, in respect of any principal of any Loan or any other amount payable by the Borrower under this Agreement or any other Loan Document, a rate per annum during the period commencing on the date of occurrence of an Event of Default until such amount is paid in full or all Events of Default are cured or waived equal to two percent (2%) per annum above the Base Rate as in effect from time to time plus the Applicable Margin (if any), but in no event to exceed the Highest Lawful Rate; provided, however, for a LIBOR Loan, the "Post-Default Rate" for such principal shall be, for the period commencing on the date of occurrence of an Event of Default and ending on the earlier to occur of the last day of the Interest Period therefor or the date all Events of Default are cured or waived, two percent (2%) per annum above the interest rate for such Loan as provided in Section 3.02(a)(ii), but in no event to exceed the Highest Lawful Rate.

"Prime Rate" shall mean the variable per annum rate of interest then most recently announced within Wells Fargo at its principal office in San Francisco, California, as its "prime rate", with the

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understanding that Wells Fargo's "prime rate" is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Each change in any interest rate provided for herein based upon the Prime Rate resulting from a change in the Prime Rate shall take effect on the day the change is announced within Wells Fargo for all Prime Rate-based loans without notice to the Borrower at the time of such change in the Prime Rate.

"Principal Office" shall mean the principal office of the Agent, presently located at 1000 Louisiana, Ninth Floor, Houston, Texas, 77002.

"Property" or "Properties" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Quarterly Dates" shall mean the last day of each June, September, December, and March, in each year, the first of which shall be June 30, 2007; provided, however, that if any such day is not a Business Day, such Quarterly Date shall be the next succeeding Business Day.

"Redetermination Date" shall mean the date that the redetermined Borrowing Base becomes effective subject to the notice requirements specified in Section 2.08(e) both for scheduled redeterminations and unscheduled redeterminations.

"Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be amended or supplemented from time to time.

"Regulatory Change" shall mean, with respect to any Lender, any change after the Closing Date in any Governmental Requirement (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of lenders (including such Lender or its Applicable Lending Office) of or under any Governmental Requirement (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

"Reliance Letters" shall mean letters satisfactory to the Agent and addressed to the Agent from the title attorneys, land brokers, environmental consultants or similar professionals who are not providing supplemental title opinions or environmental assessments, as applicable for certain Oil and Gas Properties of Borrower and its Subsidiaries which allow the Agent to rely on their prior opinions or assessments, as applicable for such Oil and Gas Properties in extending credit to the Borrower and/or its Subsidiaries.

"Replacement Lenders" shall have the meaning assigned to such term in Section 5.06(b).

"Required Payment" shall have the meaning assigned such term in Section 4.04.

"Reserve Report" shall mean a report, in form and substance satisfactory to the Agent, setting forth, as of each January 1 and September 1 (or such other date in the event of an unscheduled redetermination); (i) the oil and gas reserves attributable to the Borrower's and its Active Subsidiaries' Oil and Gas Properties together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon the pricing assumptions determined by Agent at the time and (ii) such other information as the Agent may reasonably request. The term "Reserve Report" shall also include the Initial Reserve Reports and the information to be provided by the Borrower pursuant to Section 8.07(a).

"Reserve Requirement" shall mean, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the

15

foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which LIBOR is to be determined as provided in the definition of "LIBOR" or (ii) any category of extensions of credit or other assets which include a LIBOR Loan.

"Responsible Officer" shall mean, as to any Person, the Chief Executive Officer, the President or any Vice President of such Person and, with respect to financial matters, the term "Responsible Officer" shall include the Chief Financial Officer of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower.

"Revolving Credit Commitment" shall mean, for any Lender, its obligation to make Revolving Credit Loans and purchase participations in Letters of Credit and Swing Line Loans as provided in Section 2.01 up to the lesser of (i) such Lender's Maximum Revolving Credit Amount and (ii) such Lender's Percentage Share of the then effective Borrowing Base.

"Revolving Credit Loans" shall mean Loans made pursuant to Section 2.01(a).

"Revolving Credit Notes" shall mean the promissory note or notes (whether one or more) of the Borrower described in Section 2.06 and being in the form of Exhibit A.

"Revolving Credit Period" shall mean the period from the Closing Date to and ending on the Revolving Credit Termination Date.

"Revolving Credit Termination Date" shall mean the earlier to occur of (i) May 8, 2011 or (ii) the date that the Commitments are sooner terminated pursuant to Sections 2.03(b) or 10.02.

"Scheduled Redetermination Date" shall have the meaning assigned such term in Section 2.08(d).

"SEC" shall mean the Securities and Exchange Commission or any successor Governmental Authority.

"Second Lien Loan" shall mean any Debt incurred pursuant to Section 9.01(k) and all Debt and other obligations under the Second Lien Loan Documents.

"Second Lien Loan Agreement" shall mean that certain Second Lien Credit Agreement dated as of May 8, 2007, by and between Credit Suisse as agent, the lenders from time to time party to such Second Lien Credit Agreement, and the Borrower, as the same may be amended, supplemented, restated, and/or otherwise modified or replaced or refinanced from time to time.

"Second Lien Loan Documents" means the Second Lien Loan Agreement and the other Loan Documents (as defined in the Second Lien Loan Agreement) as the same shall be amended, supplemented, restated, and/or otherwise modified or replaced or refinanced from time to time.

"Security Instruments" shall mean the Letters of Credit, the Letter of Credit Agreements, the agreements or instruments described or referred to in Exhibit D, the "Security Instruments" as defined in the Existing Credit Agreement, and any and all other agreements or instruments now or hereafter executed and delivered by the Borrower or any other Person (other than participation or similar agreements between any Lender and any other lender or creditor with respect to any Obligations pursuant to this Agreement) in connection with, or as security for the payment or performance of, any of the Obligations, as such agreements may be amended, supplemented or restated from time to time.

"Southern G" shall mean Southern G Holdings, LLC, a Delaware limited liability company.

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"Special Entity" shall mean any joint venture, limited liability company or partnership, general or limited partnership or any other type of partnership or company other than a corporation in which a Person or one or more of its other Subsidiaries is a member, owner, partner or joint venturer and owns, directly or indirectly, at least a majority of the equity of such entity or controls such entity, but excluding any tax partnerships that are not classified as partnerships under state law. For purposes of this definition, any Person which owns directly or indirectly an equity investment in another Person which allows the first Person to manage or elect managers who manage the normal activities of such second Person will be deemed to "control" such second Person (e.g., a sole general partner controls a limited partnership).

"Subsidiary" shall mean (i) any corporation or other legally formed entity of which at least a majority of the outstanding shares of stock or other ownership interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such entity (irrespective of whether or not at the time stock or any other ownership interest of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by another Person or one or more of such Person's Subsidiaries or by such Person and one or more of its Subsidiaries and (ii) any Special Entity. Unless otherwise indicated herein, each reference to the term "Subsidiary" shall mean a Subsidiary of the Borrower.

"Swing Line" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.01(d).

"Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to Section 2.01(d).

"Swing Line Lender" means Wells Fargo Bank, National Association in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

"Swing Line Loan" has the meaning specified in Section 2.01(d)(i).

"Swing Line Note" has the meaning specified in Section 2.06.

"Swing Line Loan Notice" means a notice of a Swing Line borrowing pursuant to Section 2.01(d)(ii), which, if in writing, shall be in form of and substance satisfactory to the Swing Line Lender.

"Swing Line Settlement Date" shall mean the 15th day and the last day of each calendar month; provided, however, that if any such day is not a Business Day, the applicable Swing Line Settlement Date shall be the Business Day immediately preceding such day.

"Swing Line Sublimit" means an amount equal to the lesser of (a) $5,000,000.00 and (b) the Aggregate Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

"Taxes" shall have the meaning assigned such term in Section 4.06(a).

"Terminated Lender" shall have the meaning assigned such term in Section 5.06(a).

"Type" shall mean, with respect to any Loan, the characterization of such Loan as a Revolving Credit Loan, a Swing Line Loan, a Base Rate Loan or a LIBOR Loan.

"Wells Fargo" shall mean Wells Fargo Bank, National Association, a national banking association.

Section 1.03        Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters

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hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of the Borrower referred to in Section 7.02 (except for changes concurred with by the Borrower's independent public accountants).

ARTICLE II.

Commitments

Section 2.01.	Loans and Letters of Credit.

(a)           Revolving Credit Loans. Each Lender severally agrees, on the terms and conditions of this Agreement, to make loans to the Borrower during the period from and including (i) the Closing Date or (ii) such later date that such Lender becomes a party to this Agreement as provided in Section 12.06(b), to and up to, but excluding, the Revolving Credit Termination Date in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender's Revolving Credit Commitment as then in effect; provided, however, that the sum of the aggregate principal amount of all such Revolving Credit Loans by all Lenders hereunder plus the aggregate principal amount of all Swing Line Loans plus the LC Obligations at any one time outstanding shall not exceed the Aggregate Revolving Credit Commitments. Subject to the terms of this Agreement, during the period from the Closing Date to and up to, but excluding, the Revolving Credit Termination Date, the Borrower may borrow, repay and reborrow the amount described in this Section 2.01(a). All "Loans" as defined in the Existing Credit Agreement outstanding on the Closing Date shall be and be deemed to be Revolving Credit Loans hereunder of the same Type and with the same Interest Period.

(b)           Letters of Credit. During the period from and including the Closing Date to, but excluding, the date which is 10 days prior to the Revolving Credit Termination Date, the Issuing Bank, as issuing bank for the Lenders, agrees to extend credit for the account of the Borrower or any Active Subsidiary at any time and from time to time by issuing, renewing, extending or reissuing Letters of Credit; provided, however, the LC Obligations at any one time outstanding shall not exceed the lesser of (i) the LC Commitment or (ii) the Aggregate Revolving Credit Commitments, as then in effect, minus the aggregate principal amount of all Revolving Credit Loans and Swing Line Loans then outstanding. The Lenders shall participate in such Letters of Credit according to their respective Percentage Shares. Each of the Letters of Credit shall (i) be issued by the Issuing Bank, (ii) contain such terms and provisions as are reasonably required by the Issuing Bank, (iii) be for the account of the Borrower or an Active Subsidiary and (iv) expire not later than ten (10) days before the Revolving Credit Termination Date.

(c)           Limitation on Types of Loans. Subject to the other terms and provisions of this Agreement, at the option of the Borrower, the Revolving Credit Loans may be Base Rate Loans or LIBOR Loans; provided that, without the prior written consent of the Majority Lenders, no more than six (6) LIBOR Loans may be outstanding at any time.

(d)	Swing Line Loans.

(i)            The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.01(d), to make loans (each such loan, a "Swing Line Loan"), to the Borrower from time to time on any Business Day during the Revolving Credit Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Percentage Share of the outstanding amount of Revolving Credit Loans and LC Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such

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Lender's Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (A) the sum of the aggregate outstanding amount of the Revolving Credit Loans plus the Swing Line Loans plus LC Obligations shall not exceed the Aggregate Revolving Credit Commitments at such time, and (B) the sum of the aggregate outstanding amount of the Revolving Credit Loans of any Lender (other than the Swing Line Lender) at such time, plus such Lender's Percentage Share of the outstanding amount of all LC Obligations at such time, plus such Lender's Percentage Share of the outstanding amount of all Swing Line Loans at such time shall not exceed such Lender's Revolving Credit Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(d), prepay under Section 2.07, and reborrow under this Section 2.01(d). Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender (other than the Swing Line Lender) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Percentage Share times the amount of such Swing Line Loan.

(ii)          Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 3:00 p.m., Houston, Texas time on the requested borrowing date, and shall specify (A) the amount to be borrowed, which shall be a minimum of $200,000 or any whole multiple of $50,000 in excess thereof, and (B) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent (including at the request of any Lender other than the Swing Line Lender) prior to 4:00 p.m., Houston, Texas time on the date of the proposed Swing Line Borrowing (I) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.01(d)(i), or (II) that one or more of the applicable conditions specified in Section 6.02 is not then satisfied, then subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m., Houston, Texas time on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(iii)         Refinancing of Swing Line Loans. (A) On each Swing Line Settlement Date and at any other time the Swing Line Lender, in its sole and absolute discretion, may request, the Swing Line Lender, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), may require that each Lender make a Revolving Credit Loan (which shall be a Base Rate Loan) in an amount equal to such Lender's Percentage Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a borrowing notice delivered pursuant to Section 2.02(c) for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments and

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the conditions set forth in Section 6.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable borrowing notice promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Percentage Share of the amount specified in such notice available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent's Principal Office not later than 2:00 p.m. Houston, Texas time on the day specified in such borrowing notice, whereupon, subject to Section 2.01(d)(iii)(B), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Agent shall remit the funds so received to the Swing Line Lender.

(B)

If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Loan in accordance with Section 2.01(d)(iii)(A), the request for Revolving Credit Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.01(d)(iii)(A) shall be deemed payment in respect of such participation.

(C)

If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.01(d)(iii) by the time specified in Section 2.01(d)(iii)(A), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender's Revolving Credit Loan included in the relevant borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (C) shall be conclusive absent manifest error.

(D)

Each Lender's obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.01(d)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Revolving Credit Loans pursuant to this Section 2.01(d)(iii) is subject to the conditions set forth in Section 6.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

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(iv)         Repayment of Participations. (A) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Percentage Share thereof in the same funds as those received by the Swing Line Lender.

(B)

If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be refunded by the Swing Line Lender under any of the circumstances described in Section 12.10 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Percentage Share thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(v)           Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds it Revolving Credit Loan or risk participation pursuant to this Section 2.01(d) to refinance such Lender's Percentage Share of any Swing Line Loan, interest in respect of such Percentage Share shall be solely for the account of the Swing Line Lender.

(vi)         Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(vii)        Alternative Swing Line Procedures. Notwithstanding the foregoing, the Borrower and the Swing Line Lender may alter or vary any of the timing for notices of or the form of notice required for Swing Line Borrowings or repayment of Swing Line Loans, the minimum amounts for Swing Line Borrowings or repayment of Swing Line Loans, and/or any of the other borrowing procedures for the Swing Line (collectively referred to as "Alternative Swing Line Procedures") from those set forth in this Section 2.01(d) pursuant to any Cash Management Agreement or other agreement entered into between Borrower and the Swing Line Lender and in effect from time to time.

Section 2.02.	Borrowings, Continuations and Conversions, Letters of Credit.

(a)           Borrowings. The Borrower shall give the Agent (which shall promptly notify the Lenders) advance notice as hereinafter provided of each borrowing hereunder, which shall specify (i) the aggregate amount of such borrowing, (ii) the Type and (iii) the date (which shall be a Business Day) of the Loans to be borrowed, and (iv) (in the case of LIBOR Loans) the duration of the Interest Period therefor.

(b)           Minimum Amounts. All borrowings of Revolving Credit Loans that are Base Rate Loans shall be in amounts of at least $200,000.00 or the remaining balance of the Aggregate Revolving Credit Commitments, if less, or any whole multiple of $100,000.00 in excess thereof, and all borrowings of Revolving Credit Loans that are LIBOR Loans shall be in amounts of at least $2,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof.

(c)           Notices. All borrowings, continuations and conversions of Revolving Credit Loans shall require advance written notice to the Agent (which shall promptly notify the Lenders)

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in the form of Exhibit B (or telephonic notice promptly confirmed by such a written notice), which in each case shall be irrevocable, from the Borrower to be received by the Agent not later than 11:00 a.m., Houston, Texas time at least one Business Day prior to the date of each borrowing of Revolving Credit Loans that are Base Rate Loans and three Business Days prior to the date of each borrowing of Revolving Credit Loans that are LIBOR Loans, continuation or conversion. Without in any way limiting the Borrower's obligation to confirm in writing any telephonic notice, the Agent may act without liability upon the basis of telephonic notice believed by the Agent in good faith to be from the Borrower prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Agent's record of the terms of such telephonic notice except in the case of gross negligence or willful misconduct by the Agent.

(d)           Continuation Options. Subject to the provisions made in this Section 2.02(d), the Borrower may elect to continue all or any part of any LIBOR Loan beyond the expiration of the then current Interest Period relating thereto by giving advance notice as provided in Section 2.02(c) to the Agent (which shall promptly notify the Lenders) of such election, specifying the amount of such Loan to be continued and the Interest Period therefor. In the absence of such a timely and proper election, the Borrower shall be deemed to have elected to convert such LIBOR Loan to a Base Rate Loan pursuant to Section 2.02(e). All or any part of any LIBOR Loan may be continued as provided herein, provided that (i) any continuation of any such Loan shall be (as to each Loan as continued for an applicable Interest Period) in amounts of at least $2,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof and (ii) no Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, each LIBOR Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto.

(e)           Conversion Options. The Borrower may elect to convert all or any part of any LIBOR Loan on the last day of the then current Interest Period relating thereto to a Base Rate Loan by giving advance notice to the Agent (which shall promptly notify the Lenders) of such election. Subject to the provisions made in this Section 2.02(e), the Borrower may elect to convert all or any part of any Base Rate Loan at any time and from time to time to a LIBOR Loan by giving advance notice as provided in Section 2.02(c) to the Agent (which shall promptly notify the Lenders) of such election. All or any part of any outstanding Loan may be converted as provided herein, provided that (i) any conversion of any Base Rate Loan into a LIBOR Loan shall be (as to each such Loan into which there is a conversion for an applicable Interest Period) in amounts of at least $2,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof and (ii) no Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, no Base Rate Loan may be converted into a LIBOR Loan. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBOR Loan.

(f)           Advances. Not later than 11:00 a.m., Houston, Texas time on the date specified for each borrowing of Revolving Credit Loans hereunder, each Lender shall make available the amount of the Loan to be made by it on such date to the Agent, to an account which the Agent shall specify, in immediately available funds, for the account of the Borrower. The amounts so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower, designated by the Borrower and maintained at the Principal Office.

(g)           Letters of Credit. The Borrower shall give the Issuing Bank (which shall promptly notify the Lenders of such request and their Percentage Share of such Letter of Credit), a Letter of Credit Application to be received by the Issuing Bank not later than 11:00 a.m., Houston, Texas time not less than three (3) Business Days prior thereto of each request for the issuance, and at least thirty (30) Business Days prior to the date of the renewal or extension, of a Letter of Credit hereunder which request shall specify (i) the amount of such Letter of Credit,

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(ii) the date (which shall be a Business Day) such Letter of Credit is to be issued, renewed or extended, (iii) the duration thereof, (iv) the name and address of the beneficiary thereof, (v) the form and type of the Letter of Credit and (vi) such other information as the Issuing Bank may reasonably request, all of which shall be reasonably satisfactory to the Issuing Bank. Subject to the terms and conditions of this Agreement, on the date specified for the issuance, renewal or extension of a Letter of Credit, the Issuing Bank shall issue, renew or extend such Letter of Credit to the beneficiary thereof.

In conjunction with the issuance of each Letter of Credit, the Borrower and the Active Subsidiary, if the account party, shall execute a Letter of Credit Agreement. In the event of any conflict between any provision of a Letter of Credit Agreement and this Agreement, the Borrower, the Issuing Bank, the Agent and the Lenders hereby agree that the provisions of this Agreement shall govern.

The Issuing Bank will send to the Borrower and each Lender, immediately upon issuance of any Letter of Credit, or an amendment thereto, a true and complete copy of such Letter of Credit, or such amendment thereto.

Section 2.03.	Changes of Commitments.

(a)           The Aggregate Revolving Credit Commitments shall at all times be equal to the lesser of (i) the Aggregate Maximum Revolving Credit Amounts after adjustments resulting from reductions pursuant to Section 2.03(b) or (ii) the Borrowing Base as determined from time to time.

(b)           The Borrower shall have the right to terminate or to reduce the amount of the Aggregate Maximum Revolving Credit Amounts or the Swing Line Sublimit at any time, or from time to time, upon not less than three (3) Business Days' prior notice to the Agent (which shall promptly notify the Lenders) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which shall not be less than (i) $5,000,000.00 or any whole multiple of $1,000,000.00 in excess thereof for any reduction of the Aggregate Maximum Revolving Credit Amounts, and (ii) $1,000,000 or any whole multiple of $500,000 in excess thereof for the Swing Line Sublimit) and shall be irrevocable and effective only upon receipt by the Agent.

(c)           The Aggregate Maximum Revolving Credit Amounts and the Swing Line Sublimit once terminated or reduced may not be reinstated.

Section 2.04.	Fees.

(a)           Revolving Credit Commitment Fee. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Percentage Share a Revolving Credit Commitment fee on the daily average unused amount of the Borrowing Base for the period from and including the Closing Date up to, but excluding, the Revolving Credit Termination Date in an amount equal to (i) the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the sum of the outstanding principal amount of Revolving Credit Loans plus the outstanding amount of LC Obligations, multiplied by (ii) a rate per annum equal to the amount reflected on the appropriate intersection in the table set forth in the definition of "Applicable Margin." Accrued Revolving Credit Commitment fees shall be payable quarterly in arrears on each Quarterly Date and on the Revolving Credit Termination Date. For the avoidance of doubt, the outstanding principal amount of any Swing Line Loans shall not be included as usage in calculating any Revolving Credit Commitment fees due under this Section 2.04(a).

(b)	Intentionally Deleted.

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(c)	Letter of Credit Fees.

(i)            The Borrower agrees to pay the Agent, for the account of each Lender, commissions for issuing the Letters of Credit on the daily average outstanding of the maximum liability of the Issuing Bank existing from time to time under such Letter of Credit (calculated separately for each Letter of Credit) at the Applicable Margin for LIBOR Loans determined on the date of issuance of the applicable Letter of Credit. Each Letter of Credit shall be deemed to be outstanding up to the full face amount of the Letter of Credit until the Issuing Bank has received the canceled Letter of Credit or a written cancellation of the Letter of Credit from the beneficiary of such Letter of Credit in form and substance acceptable to the Issuing Bank, or for any reductions in the amount of the Letter of Credit (other than from a drawing), written notification from the beneficiary of such Letter of Credit. Such commissions are payable in advance at issuance of the Letter of Credit for the first year thereof and thereafter, quarterly in arrears on each Quarterly Date and upon cancellation or expiration of each such Letter of Credit.

(ii)  The Borrower shall pay to the Issuing Bank, for its own account, a fronting fee equal to the greater of: (x) .125% per annum of the Letter of Credit, and (y) $500.00.

(iii)         Upon each amendment, transfer, or negotiation of any Letter of Credit, the Borrower shall pay the Issuing Bank, for its own account, such fees that are in accordance with such Issuing Bank's then-current fee policy.

(d)           Other Fees. The Borrower shall pay to the Agent for its account such other fees as are set forth in the fee letter from the Lender to the Borrower on the dates specified therein to the extent not paid prior to the Closing Date.

Section 2.05.       Several Obligations. The failure of any Lender to make any Loan to be made by it or to provide funds for disbursements or reimbursements under Letters of Credit or for its participations in Swing Line Loans on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan or provide funds on such date, but no Lender shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender or to provide funds to be provided by such other Lender.

Section 2.06.       Notes. The Revolving Credit Loans made by each Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated (i) the date of the Existing Credit Agreement or (ii) the effective date of an Assignment pursuant to Section 12.06(b), payable to the order of such Lender in a principal amount equal to its Maximum Revolving Credit Amount as originally in effect and otherwise duly completed and such substitute Notes as required by Section 12.06(b). The date, amount, Type, interest rate and Interest Period of each Revolving Credit Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer may be endorsed by such Lender on the schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender's or the Borrower's rights or obligations in respect of such Revolving Credit Loans or affect the validity of such transfer by any Lender of its Note. The Swing Line Loans shall be evidenced by a single promissory note (the "Swing Line Note") of the Borrower dated (i) the Closing Date or (ii) the effective date of an appointment of a successor Swing Line Lender pursuant to Section 11.08, payable to the order of the Swing Line Lender in a principal amount equal to the Swing Line Sublimit as originally in effect and containing such other terms and provisions as shall be satisfactory to the Swing Line Lender. The date, amount and interest rate of each Swing Line Loan made by the Swing Line Lender, and all payments made on account of the principal thereof, shall be recorded by the Swing Line Lender on its books for its

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Swing Line Note, and, prior to any transfer may be endorsed by the Swing Line Lender on the schedule attached to such Swing Line Note or any continuation thereof or on any separate record maintained by the Swing Line Lender. Failure to make any such notation or to attach a schedule shall not affect the Swing Line Lender’s or the Borrower's rights or obligations in respect of such Swing Line Loans or affect the validity of the transfer by the Swing Line Lender of its Swing Line Note.

Section 2.07.	Prepayments.
(a)	Voluntary Prepayments.

(i)            The Borrower may prepay the Revolving Credit Loans that are Base Rate Loans upon not less than one (1) Business Day's prior notice to the Agent (which shall promptly notify the Lenders), which notice shall specify the prepayment date (which shall be a Business Day) and the amount of the prepayment (which shall be at least $500,000.00 and a multiple of $100,000.00 or the remaining aggregate principal balance outstanding on the Notes) and shall be irrevocable and effective only upon receipt by the Agent, provided that interest on the principal prepaid, accrued to the prepayment date, shall be paid on the prepayment date. The Borrower may prepay Revolving Credit Loans that are LIBOR Loans on the same conditions as for Revolving Credit Loans that are Base Rate Loans (except that prior notice to the Agent shall be not less than three (3) Business Days for LIBOR Loans) and in addition such prepayments of LIBOR Loans shall be subject to the terms of Section 5.05 and shall be in an amount equal to all of the LIBOR Loans for the Interest Period prepaid.

(ii)          The Borrower may, upon notice to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, however, that (A) such notice must be received by the Swing Line Lender and the Agent not later than 3:00 p.m., Houston, Texas time on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $200,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Notwithstanding the foregoing, the Borrower and the Swing Line Lender may separately agree to vary such voluntary prepayment procedures pursuant to any Alternative Swing Line Procedures that may be in effect from time to time.

(b)	Mandatory Prepayments.

(i)            If, after giving effect to any termination or reduction of the Aggregate Maximum Revolving Credit Amounts pursuant to Section 2.03(b), the sum of the outstanding aggregate principal amount of the Revolving Credit Loans, plus the outstanding aggregate principal amount of the Swing Line Loans plus the LC Obligations exceeds the Aggregate Maximum Revolving Credit Amounts, the Borrower shall (i) prepay the Revolving Credit Loans and the Swing Line Loans on the date of such termination or reduction in an aggregate principal amount equal to the excess, together with interest on the principal amount paid accrued to the date of such prepayment and (ii) if any excess remains after prepaying all of the Revolving Credit Loans and the Swing Line Loans because of LC Obligations, pay to the Agent on behalf of the Lenders an amount equal to the excess to be held as cash collateral as provided in Section 2.10(b) hereof. If, after giving effect to any termination or reduction of the Swing Line Sublimit pursuant to Section 2.03(b), the outstanding principal amount of the Swing Line Loans exceeds the Swing Line Sublimit, the Borrower shall prepay the Swing

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Line Loans on the date of such termination or reduction in an aggregate principal amount equal to the excess, together with interest on the principal amount paid accrued to the date of such prepayment.

(ii)          Upon any redetermination of the amount of the Borrowing Base in accordance with Section 2.08, if the redetermined Borrowing Base is less than the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, plus the outstanding aggregate principal amount of the Swing Line Loans plus the LC Obligations (a "Deficiency"), then the Borrower shall within thirty (30) days of such Borrowing Base redetermination do one or any combination of the following: (i) prepay the Loans in an aggregate principal amount equal to such excess, together with interest on the principal amount paid accrued to the date of such prepayment, (ii) notify the Agent that Borrower will prepay, in five (5) equal monthly installments commencing thirty (30) days after such Borrowing Base redetermination and continuing on the same day the next four months (unless there is no corresponding day, in which event, it will be paid on the last day of such month), the Loans in an aggregate principal amount equal to such excess, together with interest on the principal amount paid accrued to the date of such prepayment; or (iii) provide additional collateral acceptable to the Agent to increase the Borrowing Base to an amount at least equal to the aggregate outstanding principal amounts of the Loans, and if a Deficiency remains after prepaying all of the Revolving Credit Loans and Swing Line Loans because of LC Obligations, the Borrower shall pay to the Agent on behalf of the Lenders an amount equal to such Deficiency to be held as cash collateral as provided in Section 2.10(b).

(c)           Generally. Prepayments permitted or required under this Section 2.07 shall be without premium or penalty, except as required under Section 5.05 for prepayment of LIBOR Loans. Any prepayments on the Revolving Credit Loans and Swing Line Loans may be reborrowed subject to the then effective Aggregate Revolving Credit Commitments and the other terms and conditions of this Agreement.

Section 2.08.	Borrowing Base.

(a)           The Borrowing Base shall be determined in accordance with Section 2.08(b) by the Agent with the concurrence of the Majority Lenders and is subject to redetermination in accordance with Section 2.08(d). Upon any redetermination of the Borrowing Base, such redetermination shall remain in effect until the next successive Redetermination Date. So long as any of the Commitments are in effect or any LC Exposure or Loans are outstanding hereunder, this facility shall be governed by the then effective Borrowing Base. During the period from and after the Closing Date, until the first redetermination pursuant to Section 2.08(d) or adjustment pursuant to Section 8.08(c), the amount of the Borrowing Base shall be $200,000,000.00.

(b)           Upon receipt of the reports required by Section 8.07 and such other reports, data and supplemental information as may from time to time be reasonably requested by the Agent (the "Engineering Reports"), the Agent will redetermine the Borrowing Base. Such redetermination will be made by the Agent and the applicable number of required Lenders, as provided below, in accordance with their normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time. The Agent, in its sole discretion, may make adjustments to the rates, volumes and prices and other assumptions set forth therein in accordance with its normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time. The Agent shall propose to the Lenders a new Borrowing Base within twenty (20) days following receipt by the Agent and the Lenders of the Engineering Reports. Lenders holding 100% of the Aggregate Revolving Credit Commitments must approve increases to the Borrowing Base, while the approval of the

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Majority Lenders is required to approve a decrease in, or maintain, the Borrowing Base. After having received notice of such proposal by the Agent, all of the Lenders shall have ten (10) days to agree or disagree with such proposal. If at the end of the ten (10) days, any Lender shall have not communicated its approval or disapproval, such silence shall be deemed to be an approval of the Agent's proposal, and the Agent's proposal shall be the new Borrowing Base. If however, within the time prescribed by the preceding sentence, (i) all the Lenders have not approved (or have not been deemed to have approved) the Agent's proposal with respect to an increase in the Borrowing Base, or (ii) the Majority Lenders have not approved (or have not been deemed to have approved) the Agent's proposal with respect to a decrease in, or maintenance of, the Borrowing Base, the Agent and, as applicable, either all the Lenders (with respect to an increase in the Borrowing Base) or the Majority Lenders (with respect to a decrease in, or maintenance of, the Borrowing Base) shall, within an additional ten (10) days, agree upon a new Borrowing Base.

If the Agent and, as applicable, either all the Lenders or the Majority Lenders cannot otherwise agree on a redetermination of the Borrowing Base within such additional ten (10) day period then no later than five days after the end of such ten (10) day period, the Lenders shall submit to the Agent in writing, and/or the Agent shall poll the Lenders, for their individual recommendations for such redetermined Borrowing Base in accordance with their respective customary practices and standards for oil and gas loans, whereupon the Agent shall designate the Borrowing Base at the largest amount approved by all of the Lenders (for any increase) or by the Majority Lenders (for maintenance of the Borrowing Base at its current level or for any decrease). However, the amount of the Borrowing Base shall never be increased at any time without the unanimous consent of the Lenders, notwithstanding anything else herein to the contrary.

(c)           The Agent may exclude any Oil and Gas Property or portion of production therefrom or any income from any other Property from the Borrowing Base, at any time, because title information is not satisfactory to the Agent in its sole discretion exercised in good faith.

(d)           So long as any of the Commitments are in effect and until payment in full of all Loans and satisfaction of the LC Obligations hereunder, on or around the first Business Day of each November and May, commencing November 1, 2007 (each being a "Scheduled Redetermination Date"), the Lenders shall redetermine the amount of the Borrowing Base in accordance with Section 2.08(b). In addition, (i) the Borrower may initiate a redetermination of the Borrowing Base at any other time as it so elects by specifying in writing to the Agent (who will promptly notify the Lenders) the date by which the Borrower will furnish to the Agent and the Lenders a Reserve Report in accordance with Section 8.07(b) and the date by which such redetermination is requested to occur; provided, however, that the Borrower may initiate only one such unscheduled redetermination between Scheduled Redetermination Dates and (ii) the Agent may initiate a redetermination of the Borrowing Base at any other time as it so elects by specifying in writing to the Borrower the date by which the Borrower is to furnish a Reserve Report in accordance with Section 8.07(b) and the date on which such redetermination is to occur; provided, however, that the Agent may initiate only one such unscheduled redetermination between Scheduled Redetermination Dates.

(e)           The Agent shall promptly notify in writing the Borrower and the Lenders of the new Borrowing Base. Any redetermination of the Borrowing Base shall not be in effect until written notice is given to the Borrower.

Section 2.09.       Assumption of Risks. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit or any transferee thereof with respect to its use of such Letter of Credit. Neither the Issuing Bank (except in the case of gross negligence or willful misconduct on the part of the Issuing Bank or any of its employees), its correspondents nor any Lender shall be responsible for the validity, sufficiency or genuineness of certificates or other documents or any endorsements thereon,

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even if such certificates or other documents should in fact prove to be invalid, insufficient, fraudulent or forged; for errors, omissions, interruptions or delays in transmissions or delivery of any messages by mail, telex, or otherwise, whether or not they be in code; for errors in translation or for errors in interpretation of technical terms; the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; the failure of any beneficiary or any transferee of any Letter of Credit to comply fully with conditions required in order to draw upon any Letter of Credit; or for any other consequences arising from causes beyond the Issuing Bank's control or the control of the Issuing Bank's correspondents. In addition, neither the Issuing Bank, the Agent nor any Lender shall be responsible for any error, neglect, or default of any of the Issuing Bank's correspondents; and none of the above shall affect, impair or prevent the vesting of any of the Issuing Bank's, the Agent's or any Lender's rights or powers hereunder or under the Letter of Credit Agreements, all of which rights shall be cumulative. The Issuing Bank and its correspondents may accept certificates or other documents that appear on their face to be in order, without responsibility for further investigation of any matter contained therein regardless of any notice or information to the contrary. In furtherance and not in limitation of the foregoing provisions, the Borrower agrees that any action, inaction or omission taken or not taken by the Issuing Bank or by any correspondent for the Issuing Bank in good faith in connection with any Letter of Credit, or any related drafts, certificates, documents or instruments, shall be binding on the Borrower and shall not put the Issuing Bank or its correspondents under any resulting liability to the Borrower.

Section 2.10.	Obligation to Reimburse and to Prepay.

(a)           If a disbursement by the Issuing Bank is made under any Letter of Credit, the Borrower shall pay to the Agent within two (2) Business Days after notice of any such disbursement is received by the Borrower, the amount of each such disbursement made by the Issuing Bank under the Letter of Credit (if such payment is not sooner effected as may be required under this Section 2.10 or under other provisions of the Letter of Credit), together with interest on the amount disbursed from and including the date of disbursement until payment in full of such disbursed amount at a varying rate per annum equal to (i) the then applicable interest rate for Base Rate Loans through the second Business Day after notice of such disbursement is received by the Borrower and (ii) thereafter, the Post-Default Rate for Base Rate Loans (but in no event to exceed the Highest Lawful Rate) for the period from and including the third Business Day following the date of such disbursement to and including the date of repayment in full of such disbursed amount. The obligations of the Borrower under this Agreement with respect to each Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid or performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, but only to the fullest extent permitted by applicable law, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the Security Instruments; (ii) any amendment or waiver of (including any default), or any consent to departure from this Agreement (except to the extent permitted by any amendment or waiver), any Letter of Credit or any of the Security Instruments; (iii) the existence of any claim, set-off, defense or other rights which the Borrower may have at any time against the beneficiary of any Letter of Credit or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, the Agent, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the Security Instruments, the transactions contemplated hereby or any unrelated transaction; (iv) any statement, certificate, draft, notice or any other document presented under any Letter of Credit proves to have been forged, fraudulent, insufficient or invalid in any respect or any statement therein proves to have been untrue or inaccurate in any respect whatsoever; (v) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which appears on its face to comply, but does not comply, with the terms of such

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Letter of Credit; and (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Notwithstanding anything in this Agreement to the contrary, the Borrower will not be liable for payment or performance that results from the gross negligence or willful misconduct of the Issuing Bank, except where the Borrower or any Subsidiary actually recovers the proceeds for itself or the Issuing Bank of any payment made by the Issuing Bank in connection with such gross negligence or willful misconduct.

(b)           In the event of the occurrence of any Event of Default, a payment or prepayment pursuant to Section 2.07(b) or the maturity of the Notes, whether by acceleration or otherwise, an amount equal to the LC Exposure (or the excess in the case of Section 2.07(b)) shall be deemed to be forthwith due and owing by the Borrower to the Issuing Bank, the Agent and the Lenders as of the date of any such occurrence; and the Borrower's obligation to pay such amount shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower may now or hereafter have against any such beneficiary, the Issuing Bank, the Agent, the Lenders or any other Person for any reason whatsoever. Such payments shall be held by the Agent on behalf of the Issuing Bank and the Lenders as cash collateral securing the LC Obligations in an account or accounts at the Principal Office; and the Borrower hereby grants to and by its deposit with the Agent grants to the Agent a security interest in such cash collateral. Upon request by the Agent, the Borrower shall immediately execute and deliver to the Agent the Cash Collateral Account Agreement. In the event of any such payment by the Borrower of amounts contingently owing under outstanding Letters of Credit and in the event that thereafter drafts or other demands for payment complying with the terms of such Letters of Credit are not made prior to the respective expiration dates thereof, the Agent agrees, if no Event of Default has occurred and is continuing or if no other amounts are outstanding under this Agreement, the Notes or the Security Instruments, to remit to the Borrower amounts for which the contingent obligations evidenced by the Letters of Credit have ceased.

(c)           Each Lender severally and unconditionally agrees that it shall promptly reimburse the Issuing Bank an amount equal to such Lender's Percentage Share of any disbursement made by the Issuing Bank under any Letter of Credit that is not reimbursed according to this Section 2.10.

(d)           Notwithstanding anything to the contrary contained herein, if no Default exists and subject to availability under the Aggregate Revolving Credit Commitments (after reduction for LC Obligations), to the extent the Borrower has not reimbursed the Issuing Bank for any drawn upon Letter of Credit within one (1) Business Day after notice of such disbursement has been delivered to the Borrower, the amount of such Letter of Credit reimbursement obligation shall automatically be funded by the Lenders as a Revolving Credit Loan hereunder and used by the Lenders to pay such Letter of Credit reimbursement obligation. If an Event of Default has occurred and is continuing, or if the funding of such Letter of Credit reimbursement obligation as a Revolving Credit Loan would cause the aggregate amount of all Revolving Credit Loans outstanding to exceed the Aggregate Revolving Credit Commitments (after reduction for LC Obligations), such Letter of Credit reimbursement obligation shall not be funded as a Revolving Credit Loan, but instead shall accrue interest as provided in Section 2.10(a).

Section 2.11.       Lending Offices. The Loans of each Type made by each Lender shall be made and maintained at such Lender's Applicable Lending Office for Loans of such Type.

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ARTICLE III.

Payments of Principal and Interest

Section 3.01.	Repayment of Loans.

(a)           Revolving Credit Loans. On the Revolving Credit Termination Date the Borrower shall repay the outstanding principal amount of the Revolving Credit Notes.

(b)           Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the first Swing Line Settlement Date to occur after such Loan is made and (ii) the Revolving Credit Termination Date.

(c)           Generally. The Borrower will pay to the Agent, for the account of each Lender, the principal payments required by this Section 3.01.

Section 3.02.	Interest.

(a)           Interest Rates. The Borrower will pay to the Agent, for the account of each Lender, interest on the unpaid principal amount of each Loan made by such Lender for the period commencing on the date such Loan is made to, but excluding, the date such Loan shall be paid in full, at the following rates per annum:

(i)           if such a Loan is a Revolving Credit Loan that is a Base Rate Loan, or a Swing Line Loan, the Base Rate (as in effect from time to time) plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate; and

(ii)          if such a Loan is a Revolving Credit Loan that is a LIBOR Loan, for each Interest Period relating thereto, the LIBOR Rate for such Loan plus the Applicable Margin (as in effect at the date such Loan is requested by the Borrower) except that if such Loan is converted to a Base Rate Loan or continued beyond the initial Interest Period, then the Applicable Margin shall be that Applicable Margin as in effect from time to time during the relevant Interest Period, but in no event to exceed the Highest Lawful Rate.

(b)           Post-Default Rate. Notwithstanding the foregoing, the Borrower will pay to the Agent, for the account of each Lender interest at the applicable Post-Default Rate on any principal of any Loan made by such Lender, and (to the fullest extent permitted by law) on any other amount payable by the Borrower hereunder, under any Loan Document or under any Note held by such Lender to or for account of such Lender, for the period commencing on the date of an Event of Default until the same is paid in full or all Events of Default are cured or waived.

(c)           Due Dates. Accrued interest on Revolving Credit Loans that are Base Rate Loans, and Swing Line Loans, shall be payable monthly on the last day of each month commencing on the last day of May, 2007, and accrued interest on each Revolving Credit Loan that is a LIBOR Loan shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than three months at three-month intervals following the first day of such Interest Period, except that interest payable at the Post-Default Rate shall be payable from time to time on demand and interest on any LIBOR Loan that is converted into a Base Rate Loan (pursuant to Section 5.04) shall be payable on the date of conversion (but only to the extent so converted). Any accrued and unpaid interest on the Revolving Credit Loans and Swing Line Loans on the Revolving Credit Termination Date shall be paid on such date.

(d)           Determination of Rates. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall notify the Lenders to which such

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interest is payable and the Borrower thereof. Each determination by the Agent of an interest rate or fee hereunder shall, except in cases of manifest error, be final, conclusive and binding on the parties.

ARTICLE IV.

Payments; Pro Rata Treatment; Computations; Etc.

Section 4.01.      Payments. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes, and the Letter of Credit Agreements shall be made in Dollars, in immediately available funds, to the Agent at such account as the Agent shall specify by notice to the Borrower from time to time, not later than 11:00 a.m., Houston, Texas time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Such payments shall be made without (to the fullest extent permitted by applicable law) defense, set-off or counterclaim and in connection therewith, the Borrower and each Guarantor hereby waives (to the fullest extent permitted by applicable law) all defenses, rights of set-off and counterclaims it may have with respect to such payments. Each payment received by the Agent under this Agreement or any Note for account of a Lender shall be paid promptly to such Lender in immediately available funds. Except as otherwise provided in the definition of "Interest Period", if the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension. At the time of each payment to the Agent of any principal of or interest on any borrowing, the Borrower shall notify the Agent of the Loans to which such payment shall apply. In the absence of such notice the Agent may specify the Loans to which such payment shall apply, but to the extent possible such payment or prepayment will be applied first to the Loans comprised of Base Rate Loans.

Section 4.02.      Pro Rata Treatment. Except to the extent otherwise provided herein each Lender agrees that: (i) each borrowing from the Lenders under Section 2.01 and each continuation and conversion under Section 2.02 shall be made from the Lenders pro rata in accordance with their Percentage Share, each payment of commitment fee or other fees under Section 2.04 shall be made for account of the Agent or the Lenders pro rata in accordance with their Percentage Share, and each termination or reduction of the amount of the Aggregate Maximum Revolving Credit Amounts under Section 2.03(b) shall be applied to the Commitment of each Lender, pro rata according to the amounts of its respective Revolving Credit Commitment; (ii) each payment of principal of Revolving Credit Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amount of the Revolving Credit Loans held by the Lenders; (iii) each payment of interest on Revolving Credit Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest due and payable to the respective Lenders; (iv) each reimbursement by the Borrower of disbursements under Letters of Credit shall be made for account of the Issuing Bank or, if funded by the Lenders, pro rata for the account of the Lenders, in accordance with the amounts of reimbursement obligations due and payable to each respective Lender; and (v) each payment of principal or interest on Swing Line Loans shall be made for the account of the Swing Line Lender or, if funded by the Lenders, pro rata for the account of the Lenders, in accordance with the amounts of such Swing Line Loans due and payable to each respective Lender.

Section 4.03.      Computations. Interest on LIBOR Loans and fees shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable, unless such calculation would exceed the Highest Lawful Rate, in which case interest shall be calculated on the per annum basis of a year of 365 or 366 days, as the case may be. Interest on Base Rate Loans, and the commitment fee, Letter of Credit fees and other fees under Section 2.04 shall be computed on the basis of a year of 365 or 366 days, as the case

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may be, and actual days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

Section 4.04.       Non-receipt of Funds by the Agent. Unless the Agent shall have been notified by a Lender or the Borrower prior to the date on which such notifying party is scheduled to make payment to the Agent (in the case of a Lender) of the proceeds of a Revolving Credit Loan or a payment under a Letter of Credit to be made by it hereunder or (in the case of the Borrower) a payment to the Agent for account of one or more of the Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient(s) on such date and, if such Lender or the Borrower (as the case may be) has not in fact made the Required Payment to the Agent, the recipient(s) of such payment shall, on demand, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until, but excluding, the date the Agent recovers such amount at a rate per annum which, for any Lender as recipient, will be equal to the Federal Funds Rate, and for the Borrower as recipient, will be equal to the Base Rate plus the Applicable Margin.

Section 4.05.	Set-off, Sharing of Payments, Etc.

(a)           The Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Lender may otherwise have, each Lender shall have the right and be entitled (after consultation with the Agent), at its option, to offset balances held by it or by any of its Affiliates for account of the Borrower or any Subsidiary at any of its offices, in Dollars or in any other currency, against any principal of or interest on any of such Lender's Loans, or any other amount payable to such Lender hereunder, which is not paid when due (regardless of whether such balances are then due to the Borrower), in which case it shall promptly notify the Borrower and the Agent thereof, provided that such Lender's failure to give such notice shall not affect the validity thereof.

(b)           If any Lender shall obtain payment of any principal of or interest on any Loan made by it to the Borrower under this Agreement (or reimbursement as to any Letter of Credit) through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise, and, as a result of such payment, such Lender shall have received a greater percentage of the principal or interest (or reimbursement) then due hereunder by the Borrower to such Lender than the percentage received by any other Lenders, it shall promptly (i) notify the Agent and each other Lender thereof and (ii) purchase from such other Lenders participation in (or, if and to the extent specified by such Lender, direct interests in) the Loans (or participations in Letters of Credit and Swing Line Loans) made by such other Lenders (or in interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such excess payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such excess payment) pro rata in accordance with the unpaid principal and/or interest on the Loans held by each of the Lenders (or reimbursements of Letters of Credit or funding participations of Swing Line Loans). To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans made by other Lenders (or in interest due thereon, as the case may be) may exercise all rights of set-off, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans (or Letters of Credit and Swing Line Loans) in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain

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the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 4.05 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 4.05 to share the benefits of any recovery on such secured claim.

Section 4.06.	Taxes.

(a)           Payments Free and Clear. Any and all payments by the Borrower hereunder shall be made, in accordance with Section 4.01, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender, the Issuing Bank, the Swing Line Lender and the Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by (i) any jurisdiction (or political subdivision thereof) of which the Agent, the Issuing Bank, the Swing Line Lender or such Lender, as the case may be, is a citizen or resident or in which such Lender has an Applicable Lending Office, (ii) the jurisdiction (or any political subdivision thereof) in which the Agent, the Issuing Bank, the Swing Line Lender or such Lender is organized, or (iii) any jurisdiction (or political subdivision thereof) in which such Lender, the Issuing Bank, the Swing Line Lender or the Agent is presently doing business which taxes are imposed solely as a result of doing business in such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lenders, the Issuing Bank, the Swing Line Lender or the Agent (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.06) such Lender, the Issuing Bank, the Swing Line Lender or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other Governmental Authority in accordance with applicable law.

(b)           Other Taxes. In addition, to the fullest extent permitted by applicable law, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any Assignment or any Security Instrument (hereinafter referred to as "Other Taxes").

(c)           Indemnification. To the fullest extent permitted by applicable law, the Borrower will indemnify each Lender, the Issuing Bank, the Swing Line Lender and the Agent for the full amount of Taxes and Other Taxes (including, but not limited to, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 4.06) paid by such Lender, the Issuing Bank, the Swing Line Lender or the Agent (on their behalf or on behalf of any Lender), as the case may be, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted unless the payment of such Taxes was not correctly or legally asserted and such Lender's payment of such Taxes or Other Taxes was the result of its gross negligence or willful misconduct. Any payment pursuant to such indemnification shall be made within thirty (30) days after the date any Lender, the Issuing Bank, the Swing Line Lender or the Agent, as the case may be, makes written demand therefor. If any Lender, the Issuing Bank, the Swing Line Lender or the Agent receives a refund or credit in respect of any Taxes or Other Taxes for which such Lender, Issuing Bank, the Swing Line Lender or the Agent has received payment from the Borrower it shall promptly notify the Borrower of such refund or credit and

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shall, if no Default has occurred and is continuing, within thirty (30) days after receipt of a request by the Borrower (or promptly upon receipt, if the Borrower has requested application for such refund or credit pursuant hereto), pay an amount equal to such refund or credit to the Borrower without interest (but with any interest so refunded or credited), provided that the Borrower, upon the request of such Lender, the Issuing Bank, the Swing Line Lender or the Agent, agrees to return such refund or credit (plus penalties, interest or other charges) to such Lender or the Agent in the event such Lender or the Agent is required to repay such refund or credit.

(d)	Lender Representations.

(i)            Each Lender represents that it is either (1) a banking association or corporation organized under the laws of the United States of America or any state thereof or (2) it is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made to it pursuant to this Agreement (a) under an applicable provision of a tax convention to which the United States of America is a party or (b) because it is acting through a branch, agency or office in the United States of America and any payment to be received by it hereunder is effectively connected with a trade or business in the United States of America. Each Lender that is not a banking association or corporation organized under the laws of the United States of America or any state thereof agrees to provide to the Borrower and the Agent on the Closing Date, or on the date of its delivery of the Assignment pursuant to which it becomes a Lender, and at such other times as required by United States law or as the Borrower or the Agent shall reasonably request, two accurate and complete original signed copies of either (a) Internal Revenue Service Form W-8ECI (or successor form) certifying that all payments to be made to it hereunder will be effectively connected to a United States trade or business (the "Form W-8ECI Certification") or (b) Internal Revenue Service Form W-8BEN (or successor form) certifying that it is entitled to the benefit of a provision of a tax convention to which the United States of America is a party which completely exempts from United States withholding tax all payments to be made to it hereunder (the "Form W-8BEN Certification"). In addition, each Lender agrees that if it previously filed a Form W-8ECI Certification, it will deliver to the Borrower and the Agent a new Form W-8ECI Certification prior to the first payment date occurring in each of its subsequent taxable years; and if it previously filed a Form W-8BEN Certification, it will deliver to the Borrower and the Agent a new certification prior to the first payment date falling in the third year following the previous filing of such certification. Each Lender also agrees to deliver to the Borrower and the Agent such other or supplemental forms as may at any time be required as a result of changes in applicable law or regulation in order to confirm or maintain in effect its entitlement to exemption from United States withholding tax on any payments hereunder, provided that the circumstances of such Lender at the relevant time and applicable laws permit it to do so. If a Lender determines, as a result of any change in either (i) a Governmental Requirement or (ii) its circumstances, that it is unable to submit any form or certificate that it is obligated to submit pursuant to this Section 4.06, or that it is required to withdraw or cancel any such form or certificate previously submitted, it shall promptly notify the Borrower and the Agent of such fact. If a Lender is organized under the laws of a jurisdiction outside the United States of America, unless the Borrower and the Agent have received a Form W-8BEN Certification or Form W-8ECI Certification satisfactory to them indicating that all payments to be made to such Lender hereunder are not subject to United States withholding tax, the Borrower shall withhold taxes from such payments at the applicable statutory rate. Each Lender agrees to indemnify and hold harmless the Borrower or Agent, as applicable, from any United States taxes, penalties, interest and other expenses, costs and losses incurred or payable by (i) the Agent as a result of such

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Lender's failure to submit any form or certificate that it is required to provide pursuant to this Section 4.06 or (ii) the Borrower or the Agent as a result of their reliance on any such form or certificate which such Lender has provided to them pursuant to this Section 4.06.

(ii)          For any period with respect to which a Lender has failed to provide the Borrower with the form required pursuant to this Section 4.06, if any, (other than if such failure is due to a change in a Governmental Requirement occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 4.06 with respect to taxes imposed by the United States which taxes would not have been imposed but for such failure to provide such forms; provided, however, that if a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such taxes.

(iii)         Any Lender claiming any additional amounts payable pursuant to this Section 4.06 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Borrower or the Agent or to change the jurisdiction of its Applicable Lending Office or to contest any tax imposed if the making of such a filing or change or contesting such tax would avoid the need for or reduce the amount of any such additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

Section 4.07.       Disposition of Proceeds. The Mortgage contains an assignment by the Borrower unto and in favor of the Agent for the benefit of the Lenders of all production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property, and the Mortgage further provides in general for the application of such proceeds to the satisfaction of the Obligations and other indebtedness, liabilities and obligations described therein and secured thereby. Notwithstanding the assignment contained in the Mortgage, until the occurrence of an Event of Default, the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower.

ARTICLE V.

Capital Adequacy and Additional Costs

Section 5.01.	Capital Adequacy and Additional Costs.

(a)           The Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may determine to be necessary to compensate such Lender or its parent or holding company for any costs which it determines are attributable to the maintenance by such Lender or its parent or holding company, pursuant to any change in, or the introduction, adoption, reinterpretation or phase-in of, any Governmental Requirement after the Closing Date, of capital in respect of its Commitment or making, funding or maintaining any Loans or Letters of Credit (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender or its parent or holding company to a level below that which such Lender or its parent or holding company could have achieved but for such Governmental Requirement). Each Lender will notify the Borrower that it is entitled to compensation pursuant to this Section 5.01(a) as promptly as practicable after it determines to request such compensation.

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(b)           Determinations and allocations by any Lender for purposes of this Article V shall be conclusive, absent manifest error and provided that such determinations and allocations are made on a reasonable basis.

(c)           LIBOR Regulations, etc. The Borrower shall pay directly to each Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs which it determines are attributable to its making or maintaining of any LIBOR Loans or issuing or participating in Letters of Credit or making, maintaining or participating in Swing Line Loans hereunder or its obligation to make any LIBOR Loans or Swing Line Loans or issue or participate in any Letters of Credit or Swing Line Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such LIBOR Loans, Letters of Credit or Swing Line Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any Note in respect of any of such LIBOR Loans or Letters of Credit (other than taxes imposed on the overall net income of such Lender or of its Applicable Lending Office for any of such LIBOR Loans or Swing Line Loans by the jurisdiction in which such Lender has its principal office or Applicable Lending Office); or (ii) imposes or modifies any reserve, special deposit, insurance, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of such Lender, or the Commitment or Loans of such Lender or the LIBOR interbank market; or (iii) imposes any other condition affecting this Agreement or any Note (or any of such extensions of credit or liabilities) or such Lender's Commitment or Loans. Each Lender will notify the Agent and the Borrower of any event occurring after the Closing Date which will entitle such Lender to compensation pursuant to this Section 5.01(c) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender, provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States. If any Lender requests compensation from the Borrower under this Section 5.01(c), the Borrower may, by notice to such Lender, suspend the obligation of such Lender to make additional Loans of the Type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

(d)           Regulatory Change. Without limiting the effect of the provisions of Section 5.01(c), in the event that at any time (by reason of any Regulatory Change or any other circumstances arising after the Closing Date affecting (a) any Lender, (b) the LIBOR interbank market or (c) such Lender's position in such market), the LIBOR Rate, as determined in good faith by such Lender, will not adequately and fairly reflect the cost to such Lender of funding its LIBOR Loans, then, if such Lender so elects, by notice to the Borrower and the Agent, the obligation of such Lender to make additional LIBOR Loans shall be suspended until such Regulatory Change or other circumstances ceases to be in effect (in which case the provisions of Section 5.04 shall be applicable).

(e)           Capital Adequacy. Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Borrower shall pay directly to any Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender or its parent or holding company for any costs which it determines are attributable to the maintenance by such Lender or its parent or holding company (or any Applicable Lending Office), pursuant to any Governmental Requirement following any Regulatory Change, of capital in respect of its Commitment, its Note, or its Loans or any interest

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held by it in any Letter of Credit or Swing Line Loan, such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Lender or its parent or holding company (or any Applicable Lending Office) to a level below that which such Lender or its parent or holding company (or any Applicable Lending Office) could have achieved but for such Governmental Requirement. Such Lender will notify the Borrower that it is entitled to compensation pursuant to this Section 5.01(e) as promptly as practicable after it determines to request such compensation.

(f)           Compensation Procedure. Any Lender notifying the Borrower of the incurrence of Additional Costs under this Section 5.01 shall in such notice to the Borrower and the Agent set forth in reasonable detail the basis and amount of its request for compensation. Determinations and allocations by each Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to Section 5.01(c) or (d), or of the effect of capital maintained pursuant to Section 5.01(e), on its costs or rate of return of maintaining Loans or its obligation to make Loans or issue Letters of Credit, or on amounts receivable by it in respect of Loans or Letters of Credit, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive and binding for all purposes absent manifest error, provided that such determinations and allocations are made on a reasonable basis. Any request for additional compensation under this Section 5.01 shall be paid by the Borrower within thirty (30) days of the receipt by the Borrower of the notice described in this Section 5.01(f).

Section 5.02.       Limitation on LIBOR Loans. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Rate for any Interest Period:

(i)            the Agent determines (which determination shall be conclusive, absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of "LIBOR Rate" in Section 1.02 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein; or

(ii)          the Agent determines (which determination shall be conclusive, absent manifest error) that the relevant rates of interest referred to in the definition of "LIBOR Rate" in Section 1.02 upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not sufficient to adequately cover the cost to the Lenders of making or maintaining LIBOR Loans;

then the Agent shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional LIBOR Loans.

Section 5.03.       Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.04 shall be applicable).

Section 5.04.       Base Rate Loans Pursuant to Sections 5.01, 5.02 and 5.03. If the obligation of any Lender to make LIBOR Loans shall be suspended pursuant to Sections 5.01, 5.02 or 5.03 ("Affected Loans"), all Affected Loans which would otherwise be made by such Lender shall be made instead as Base Rate Loans (and, if an event referred to in Section 5.01 or Section 5.03 has occurred and such Lender so requests by notice to the Borrower, all Affected Loans of such Lender then outstanding shall be automatically converted into Base Rate Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) Base Rate Loans, all payments of

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principal which would otherwise be applied to such Lender's Affected Loans shall be applied instead to its Base Rate Loans.

Section 5.05.       Compensation. The Borrower shall pay to each Lender within thirty (30) days of receipt of written request of such Lender (which request shall set forth, in reasonable detail, the basis for requesting such amounts and which shall be conclusive and binding for all purposes absent manifest error and provided that such determinations are made on a reasonable basis), such amount or amounts as shall compensate it for any actual loss, cost, expense or liability which such Lender determines are attributable to:

(i)            any payment, prepayment or conversion of a LIBOR Loan properly made by such Lender or the Borrower for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10.01) on a date other than the last day of the Interest Period for such Loan; or

(ii)          any failure by the Borrower for any reason (including but not limited to, the failure of any of the conditions precedent specified in Article VI to be satisfied) to borrow, continue or convert a LIBOR Loan from such Lender on the date for such borrowing, continuation or conversion specified in the relevant notice given pursuant to Section 2.02(c).

Section 5.06.	Replacement Lenders.

(a)           If (i) any Lender has notified the Borrower and the Agent of its incurring Additional Costs under Section 5.01, (ii) any Lender has required the Borrower to make payments for Taxes under Section 4.06, or (iii) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Majority Lenders and such amendment, waiver or other modification is consented to by the Majority Lenders, then the Borrower may, in whole but not in part, terminate the Commitment of any such Lender (other than the Agent) (the "Terminated Lender") at any time upon five (5) Business Days' prior written notice to the Terminated Lender and the Agent (such notice referred to herein as a "Notice of Termination"); provided however, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender's claim for Additional Costs under Section 5.01 or Taxes under Section 4.06, as the case may be, cease to cause such Lender to incur Additional Costs, or cease to result in amounts being payable under Section 4.06, as the case may be, or if such Lender shall waive its right to claim Additional Costs under Section 5.01 in respect of such circumstances or event, or shall waive its right to require further payments under Section 4.06 in respect of such circumstances or event, or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.

(b)           In order to effect the termination of the Commitment of the Terminated Lender, the Borrower shall: (i) obtain an agreement with one or more Lenders to increase their Commitment or Commitments and/or (ii) request any one or more other banking institutions to become parties to this Agreement in place and instead of such Terminated Lender and agree to accept a Commitment or Commitments; provided, however, that such one or more other banking institutions are reasonably acceptable to the Agent, the Issuing Bank and the Swing Line Lender and become parties by executing an Assignment (the Lenders or other banking institutions that agree to accept in whole or in part the Commitment of the Terminated Lender being referred to herein as the "Replacement Lenders"), such that the aggregate increased and/or accepted Commitments of the Replacement Lenders under clauses (i) and (ii) above equal the Commitment of the Terminated Lender.

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(c)           The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the "Lender Termination Date"), and the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Commitment and, if there will be more than one Replacement Lender, the portion of the Terminated Lender's Commitment to be assigned to each Replacement Lender.

(d)           On the Lender Termination Date, (i) the Terminated Lender shall by execution and delivery of an Assignment assign its Commitment to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the portion of the Terminated Lender's Commitment to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders each of its Loans (if any) then outstanding and participation interests in Letters of Credit (if any) then outstanding pro rata as aforesaid), (ii) the Terminated Lender shall endorse its Note, payable without recourse, representation or warranty to the order of the Replacement Lender or Replacement Lenders (pro rata as aforesaid), (iii) the Replacement Lender or Replacement Lenders shall purchase the Note held by the Terminated Lender (pro rata as aforesaid) at a price equal to the unpaid principal amount thereof plus interest and facility and other fees accrued and unpaid to the Lender Termination Date, and (iv) the Replacement Lender or Replacement Lenders will thereupon (pro rata as aforesaid) succeed to and be substituted in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of Section 12.06(b), and the Terminated Lender will have the rights and benefits of an assignor under Section 12.06(b). To the extent not in conflict, the terms of Section 12.06(b) shall supplement the provisions of this Section 5.06(d). For each assignment made under this Section 5.06, the Replacement Lender shall pay to the Agent the processing fee provided for in Section 12.06(b). The Borrower will be responsible for the payment of any actual breakage costs associated with termination and Replacement Lenders, as set forth in Section 5.05.

ARTICLE VI.

Conditions Precedent

Section 6.01.      Initial Funding. The obligation of the Lenders to make the Initial Funding is subject to the receipt by the Agent and the Lenders of all fees payable pursuant to Section 2.04 on or before the Closing Date and the receipt by the Agent of the following documents (in sufficient original counterparts, other than the Notes, for each Lender) and satisfaction of the other conditions provided in this Section 6.01, each of which shall be satisfactory to the Agent in form and substance:

(a)           A certificate of the Secretary or an Assistant Secretary of the Borrower to the effect that his certificate delivered on the closing date of the Existing Credit Agreement setting forth (i) resolutions of its board of directors with respect to the authorization of the Borrower to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower (y) who are authorized to sign the Loan Documents to which Borrower is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) that the articles or certificate of incorporation and bylaws of the Borrower, remain true, correct and complete, and have not been modified or revoked and are in full force and effect. The Agent and the Lenders may conclusively rely on such certificate until the Agent receives notice in writing from the Borrower to the contrary. Such certificate shall be accompanied by an incumbency certificate signed by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate.

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(b)           A certificate of the Secretary or an Assistant Secretary of each Guarantor to the effect that his certificate delivered on the closing date of the Existing Credit Agreement setting forth (i) resolutions of its board of directors with respect to the authorization of such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of such Guarantor (y) who are authorized to sign the Loan Documents to which Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of the authorized officers, and (iv) that the articles or certificate of incorporation and bylaws of such Guarantor, certified remain true, correct and complete, and have not been modified or revoked and are in full force and effect. The Agent and the Lenders may conclusively rely on such certificate until they receive notice in writing from such Guarantor to the contrary. Such certificate shall be accompanied by an incumbency certificate signed by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing such certificate.

(c)	[Reserved.]

(d)           Certificates of the appropriate state agencies with respect to the existence, qualification and good standing of the Borrower and Guarantor(s)/Subsidiaries.

(e)           A compliance certificate which shall be substantially in the form of Exhibit C, duly and properly executed by a Responsible Officer and dated as of the Closing Date.

(f)	The Notes, duly completed and executed.

(g)           The Security Instruments, including those described on Exhibit D, duly completed and executed in sufficient number of counterparts for recording, if necessary.

(h)	[Reserved.]

(i)            A certificate of insurance coverage of the Borrower evidencing that the Borrower its Subsidiaries, and the Guarantors are carrying insurance in accordance with Section 7.19.

(j)            Title information as the Agent may require satisfactory to the Agent setting forth the status of title to at least 80% of the value of the Oil and Gas Properties included in the Initial Reserve Reports, including, without limitation, the Oil and Gas Properties owned by Southern G.

(k)	[Reserved.]
(l)	[Reserved.]
(m)	[Reserved.]

(n)           The Agent shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the Act.

(o)           All consents in form and substance satisfactory to all Lenders of all Persons required by the Lenders, where the failure to obtain any such consents would reasonably be expected to have a Material Adverse Effect.

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(p)           Agent shall have received, reviewed, and be satisfied, in Agent's sole discretion, with:

(i)            the annual and most recent interim financial statements described in Section 7.02;

(ii)	the Initial Reserve Reports;

(iii)         such lien searches as the Agent shall require covering Mortgaged Property; and

(iv)         other material documents and agreements (including, without limitation, all: (1) Material Agreements listed on Schedule 7.22, and (2) all other material documents and agreements, as the Agent shall have requested).

(q)           The transactions contemplated by the Acquisition Agreement shall have been consummated (without the waiver or amendment of any material condition unless consented to in writing by the Agent), and each of the parties thereto shall have complied in all material respects with all covenants set forth in the Acquisition Agreement to be complied with by it on or prior to the Closing Date (without the waiver or amendment of any of the material terms thereof unless consented to in writing by the Agent) and Borrower shall have delivered to Agent and the Lenders certified copies of the Acquisition Agreement and all other documents, assignments, instruments, and other agreements, executed and delivered in connection therewith (collectively, the "Acquisition Documents").

(r)           After giving effect to the acquisition of the Acquired Assets and the related incurrence of Debt hereunder and under the Second Lien Loan Agreement and the other transactions contemplated hereby, the Borrower and its Subsidiaries shall have no indebtedness other than (i) Debt outstanding hereunder and under the Second Lien Loan Agreement and (ii) Debt set forth in Schedule 9.01.

(s)           The Second Lien Loan Agreement shall have been executed and delivered and the transactions contemplated thereby shall have been consummated and Borrower shall have furnished to Agent and the Lenders (i) evidence that Borrower has received, in immediately available funds, gross cash proceeds from the Second Lien Loan of $150,000,000, and (ii) certified copies of the Second Lien Loan Agreement and the Second Lien Loan Documents, including, without limitation, the Intercreditor Agreement, fully executed by all parties thereto, each of which shall be in form and substance reasonably satisfactory to the Agent.

(t)            Agent and the Lenders shall have received (i) satisfactory evidence of Borrower's receipt from the Seller of unencumbered title to 100% of the equity interests of Southern G and that Southern G has good and defensible title to the Oil and Gas Properties acquired in connection with the Acquisition, subject only to Excepted Liens and other Liens permitted by Section 9.02, (ii) such financial statements and other information in respect of the Acquired Assets, including lease operating expense statements in respect of the Oil and Gas Properties owned by Southern G for the 2005 and 2006 years and other operating and financial information, as is reasonably available to the Borrower, which information shall not be materially inconsistent with the information previously provided to the Agent or any Lender, and (iii) satisfactory evidence that Southern G has no Debt (other than Debt arising under the Loan Documents and the Second Lien Loan Documents) and has conducted no business activities or operations other than those relating to ownership of Oil and Gas Properties acquired by it pursuant to that certain Purchase and Sale Agreement by and among Anadarko Petroleum Corporation, Anadarko E & P Company LP, Howell Petroleum Corporation and Kerr-McGee Oil & Gas Onshore LP, as Seller, and Exco Resources Inc. and Southern G, as Purchaser dated as of February 1, 2007.

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(u)           The Lenders shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower as of and for the twelve-month period ending on December 31, 2006, prepared after giving effect to the acquisition of the Acquired Assets and the related incurrence of Debt hereunder and under the Second Lien Loan Agreement as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which pro forma financial statements shall be in form and substance satisfactory to the Majority Lenders.

(v)           The Agent shall have received a certificate, in form and substance satisfactory to the Agent, from the chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the acquisition of the Acquired Assets and the related incurrence of Debt hereunder and under the Second Lien Loan Agreement and the other transactions contemplated hereby, are solvent.

(w)          All requisite Governmental Authorities and third parties shall have approved or consented to the acquisition of the Acquired Assets (except for any such consents routinely obtained on a post-closing basis in transactions similar to the Acquisition) and the related incurrence of Debt hereunder and under the Second Lien Loan Agreement and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on any of such transactions.

(x)           The Borrower shall have entered into Hedging Agreements establishing a commodity price hedging program consistent with the pricing assumptions contained in the financial models of the Borrower previously provided to the Lenders, such Hedging Agreements to be in form and substance reasonably satisfactory to, and with Lenders or affiliates of Lenders or any other counterparty or counterparties acceptable to, the Agent, covering not less than 75% of the anticipated production as of the Closing Date from proved, developed, producing Oil and Gas Properties of the Borrower and the Guarantors including the Oil and Gas Properties acquired in the Acquisition through December 31, 2011.

(y)           Such other documents, in form and substance satisfactory to Agent, as the Agent or any Lender or special counsel to the Agent may reasonably request, including, without limitation, (i) documentation of all environmental and title matters relating to each of the Borrower's, each of the Guarantor's and each of the Borrower's Subsidiaries' Oil and Gas Properties including, without limitation, the Oil and Gas Properties of Southern G and any other Mortgaged Properties and (ii) all Material Agreements.

Section 6.02.      Initial and Subsequent Loans and Letters of Credit. The obligation of the Lenders to make Loans to the Borrower upon the occasion of each borrowing hereunder and to issue, renew, extend or reissue Letters of Credit for the account of the Borrower and for the account of any Active Subsidiary of the Borrower (including the Initial Funding) is subject to the further conditions precedent that, as of the date of such Loans and after giving effect thereto:

(a)	no Default shall exist;

(b)           the representations and warranties made by the Borrower in Article VII and in the Security Instruments shall be true on and as of the date of the making of such Loans or issuance, renewal, extension or reissuance of a Letter of Credit with the same force and effect as if made on and as of such date and following such new borrowing, except to the extent such

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representations and warranties are expressly limited to an earlier date or the Majority Lenders may expressly consent in writing to the contrary; and

(c)           after giving effect to the requested borrowing or borrowings, no Default will exist and no Default as defined in the Second Lien Loan Agreement will exist.

Each request for a borrowing or issuance, renewal, extension or reissuance of a Letter of Credit by the Borrower hereunder shall constitute a certification by the Borrower to the effect set forth in Section 6.02(b) and Section 6.02(c) (both as of the date of such notice and, unless the Borrower otherwise notifies the Agent prior to the date of and immediately following such borrowing or issuance, renewal, extension or reissuance of a Letter of Credit as of the date thereof).

Section 6.03.       Conditions Precedent for the Benefit of Lenders. All conditions precedent to the obligations of the Lenders to make any Loan are imposed hereby solely for the benefit of the Lenders, and no other Person may require satisfaction of any such condition precedent or be entitled to assume that the Lenders will refuse to make any Loan in the absence of strict compliance with such conditions precedent.

Section 6.04.       No Waiver. No waiver of any condition precedent shall preclude the Agent or the Lenders from requiring such condition to be met prior to making any subsequent Loan. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

ARTICLE VII.

Representations and Warranties

The Borrower represents and warrants to the Agent and the Lenders that (each representation and warranty herein is given as of the Closing Date and shall be deemed repeated and reaffirmed on the dates of each borrowing and issuance, renewal, extension or reissuance of a Letter of Credit as provided in Section 6.02):

Section 7.01.      Corporate Existence. Each of the Borrower and each Subsidiary: (i) is a corporation or limited liability company duly organized, legally existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite corporate or limited liability company power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

Section 7.02.       Financial Condition. The audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at December 31, 2006, and the related consolidated statement of income, stockholders' equity and cash flow of the Borrower and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Grant Thornton LLP heretofore furnished to each of the Lenders, are complete and correct and fairly present the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at said date and the results of its operations for such fiscal year, all in accordance with GAAP, as applied on a consistent basis (subject, in the case of the interim financial statements, to normal year-end adjustments and the absence of footnotes). Neither the Borrower nor any Subsidiary has on the Closing Date any material Debt, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements or in Schedule 7.02. Since the later of December 31, 2006 or the end of the most recent fiscal year for which financial statements have been delivered to the Lenders pursuant to Section 8.01(a), there has been no change or event having a Material Adverse Effect. Since the later of December 31, 2006 or the end of the

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most recent fiscal year for which financial statements have been delivered to the Lenders pursuant to Section 8.01(a), neither the business nor the Properties of the Borrower or any Subsidiary have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy.

Section 7.03.       Litigation and Judgments. Except as disclosed to the Lenders in Schedule 7.03 hereto: (i) there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the knowledge of the Borrower threatened against or affecting the Borrower, any of its Subsidiaries, or any Guarantor which involves the possibility of any judgment or liability against the Borrower, any of its Subsidiaries, or any Guarantor not fully covered by insurance (except for normal deductibles) or which could result in a Material Adverse Effect; and (ii) there are no outstanding judgments against the Borrower, any of its Subsidiaries, or any Guarantor.

Section 7.04.      No Breach. Neither the execution and delivery of the Loan Documents, nor compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent which has not been obtained as of the Closing Date under, the respective charter, by-laws, or limited liability company agreement of the Borrower or any Subsidiary, or any Governmental Requirement or any Material Agreement, or constitute a default under any such agreement, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any Subsidiary pursuant to the terms of any such agreement or instrument other than the Liens created by the Loan Documents.

Section 7.05.      Authority. The Borrower and each Subsidiary have all necessary corporate power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party; and the execution, delivery and performance by the Borrower and each Subsidiary of the Loan Documents to which it is a party, have been duly authorized by all necessary corporate action on its part; and the Loan Documents constitute the legal, valid and binding obligations of the Borrower and each Subsidiary, enforceable in accordance with their terms.

Section 7.06.      Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority or any Person are necessary for the execution, delivery or performance by the Borrower or any Subsidiary of the Loan Documents or for the validity or enforceability thereof, except for the recording and filing of the Security Instruments as required by this Agreement.

Section 7.07.	Use of Loans. The proceeds of the Loans shall be used by the Borrower to:

(a)           fund the purchase of the Acquired Assets pursuant to the Acquisition Agreement and to fund other acquisitions; and

(b)           provide for the working capital and general corporate purpose needs of the Borrower and its Active Subsidiaries.

Neither the Borrower, any Guarantor, nor any of the Borrower's Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan hereunder will be used to buy or carry any margin stock.

Section 7.08.	ERISA.

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(a)           The Borrower, each Subsidiary and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b)           Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

(c)           No act, omission or transaction has occurred which could result in imposition on the Borrower, any Subsidiary or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under Section 409 of ERISA.

(d)           No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the PBGC (other than for the payment of current premiums which are not past due) by the Borrower, any Subsidiary or any ERISA Affiliate has been or is expected by the Borrower, any Subsidiary or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred.

(e)           Full payment when due has been made of all amounts which the Borrower, any Subsidiary or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any Plan.

(f)           The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Borrower's most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in Section 4041 of ERISA.

(g)           None of the Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, a Subsidiary or any ERISA Affiliate in its sole discretion at any time without any material liability.

(h)           None of the Borrower, any Subsidiary or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

(i)            None of the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

Section 7.09.      Taxes. Except as set out in Schedule 7.09, each of the Borrower and its Subsidiaries has filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate. No tax lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such tax, fee or other charge.

Section 7.10.	Titles, Etc.

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(a)           Except as set out in Schedule 7.10, each of the Borrower and its Subsidiaries has good and defensible title to its material (individually or in the aggregate) Properties, including, without limitation, the Acquired Assets, free and clear of all Liens, except Liens permitted by Section 9.02. Except as set forth in Schedule 7.10, after giving full effect to the Excepted Liens, the Borrower owns the net interests in production attributable to the Hydrocarbon Interests reflected in the most recently delivered Reserve Report and the ownership of such Properties shall not in any material respect obligate the Borrower to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report without a proportional increase in the associated net revenue interest.

(b)           All leases and agreements necessary for the conduct of the business of the Borrower and its Subsidiaries are valid and subsisting, in full force and effect (including as to depths) and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default by the Borrower and/or its Subsidiaries, and to the best of the Borrower's knowledge, there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default by a third party, under any such lease or leases, which would affect in any material respect the conduct of the business of the Borrower and its Subsidiaries.

(c)           The rights, Properties and other assets presently owned, leased or licensed by the Borrower and its Subsidiaries including, without limitation, all easements and rights of way, include all rights, Properties and other assets necessary to permit the Borrower and its Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

(d)           All of the assets and Properties of the Borrower and its Subsidiaries which are reasonably necessary for the operation of its business are in operable working condition and are maintained in accordance with prudent business standards.

Section 7.11.     No Material Misstatements. No written information, statement, exhibit, certificate, document or report furnished to the Agent and the Lenders (or any of them) by the Borrower or any Subsidiary in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading in the light of the circumstances in which made and with respect to the Borrower and its Subsidiaries taken as a whole. To the best of the Borrower's knowledge, there is no fact peculiar to the Borrower or any Subsidiary which has a Material Adverse Effect or in the future could have (so far as the Borrower can now foresee) a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to the Agent by or on behalf of the Borrower or any Subsidiary prior to, or on, the Closing Date in connection with the transactions contemplated hereby.

Section 7.12.      Investment Company Act. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

Section 7.13.	Reserved.

Section 7.14.      Subsidiaries. Except as set forth on Schedule 7.14, the Borrower has no Subsidiaries.

Section 7.15.       Location of Business and Offices. The Borrower's principal place of business and chief executive offices are located at the address stated on the signature page of this Agreement. The

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principal place of business and chief executive office of each Subsidiary are located at the addresses stated on Schedule 7.14.

Section 7.16.      Defaults. Neither the Borrower nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default by the Borrower and/or its Subsidiaries, and to the best of the Borrower's knowledge, no event or circumstance has occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default by a third party under any Material Agreement or instrument to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound which default could have a Material Adverse Effect. No Default hereunder has occurred and is continuing.

Section 7.17.      Environmental Matters. Except (i) as provided in Schedule 7.17 or (ii) as would not have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions would not have a Material Adverse Effect):

(a)           Neither any Property of the Borrower or any Subsidiary nor the operations conducted thereon, or any failure to act, violate any order or requirement of any court or Governmental Authority or any Environmental Laws;

(b)           Without limitation of clause (a) above, no Property of the Borrower or any Subsidiary nor the operations currently conducted thereon, or any failure to act, or, to the best knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;

(c)           All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of the Borrower and each Subsidiary, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Borrower and each Subsidiary are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

(d)           All hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Property of the Borrower or any Subsidiary have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(e)           The Borrower has taken all steps reasonably necessary to determine and has determined that no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Property of the Borrower or any Subsidiary except in material compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment;

(f)           To the extent applicable, all Property of the Borrower and each Subsidiary currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and

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the Borrower does not have any reason to believe that such Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

(g)           Neither the Borrower nor any Subsidiary has any known contingent liability in connection with any generation, storage, release or threatened release, transportation, or disposal of any oil, hazardous substance or solid waste into the environment.

Section 7.18.      Compliance with the Law. Neither the Borrower nor any Subsidiary has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. Except for such acts or failures to act as would not have a Material Adverse Effect, the Oil and Gas Properties of the Borrower and its Subsidiaries (and properties unitized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties; specifically in this connection, (i) after the Closing Date, no such Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date and (ii) none of the wells comprising a part of such Oil and Gas Properties (or properties unitized therewith) are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

Section 7.19.      Insurance. Schedule 7.19 attached hereto contains an accurate and complete description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Borrower and each Subsidiary. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Borrower or any Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Borrower and each Subsidiary; will remain in full force and effect through the respective dates set forth in Schedule 7.19 without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 7.19 identifies all material risks, if any, which the Borrower and its Subsidiaries and their respective Board of Directors or officers have designated as being self insured, including any potential environmental liabilities of any kind whatsoever, whether for property damage, personal injury, remediation, or enforcement matters. Neither the Borrower nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years. All such policies name Agent as additional insured, loss payee, and contain endorsements for no cancellation thereof without thirty (30) days' prior written notice to the Agent and the Lenders on all such policies.

Section 7.20.      Hedging Agreements. Schedule 7.20 sets forth, as of the closing date of the Existing Credit Agreement and before giving effect to any Hedging Agreements entered into on such date in order to satisfy the condition precedent set forth in Section 6.01(x), a true and complete list of all

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Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counter party to each such agreement.

Section 7.21.       Restriction on Liens. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or arrangement (other than the Second Lien Loan Agreement, the Loan Documents (as defined in such agreement), this Agreement and the Security Instruments), or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to other Persons on or in respect of their respective assets or Properties, except such restrictions in favor of the holders of Debt secured by Liens described in Sections 9.01(d), 9.01(e), or 9.01(k) but only insofar as such restrictions pertain to the Property encumbered thereby.

Section 7.22.      Material Agreements. Set forth on Schedule 7.22 hereto is a complete and correct list of all material agreements, leases (other than Hydrocarbon Interests), indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date (other than Hedging Agreements) providing for, evidencing, securing or otherwise relating to any Debt of the Borrower, the Guarantors or any of the Borrower's Subsidiaries, and all obligations of the Borrower, the Guarantors or any of the Borrower's Subsidiaries to issuers of surety or appeal bonds issued for account of the Borrower or any such Subsidiary, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Also set forth on Schedule 7.22 hereto is a complete and correct list of all material agreements and other instruments of the Borrower, the Guarantors and Borrower's Subsidiaries relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons, but in any event, any such agreement or other instrument that will account for more than 10% of the consolidated sales of the Borrower, the Guarantors and any of the Borrower's Subsidiaries during the Borrower's current fiscal year and which is not cancelable on thirty (30) or fewer days notice.

Section 7.23.      Solvency. Borrower, its Subsidiaries, and each of the Guarantors and with respect to its Subsidiaries and the Guarantors, after taking into account each Subsidiary's and Guarantor's rights of contribution, on an individual and a consolidated basis, are not insolvent; Borrower's, its Subsidiaries' and each of the Guarantors' assets and with respect to its Subsidiaries and the Guarantors, after taking into account each Subsidiary's and Guarantor's rights of contribution on an individual and a consolidated basis, exceed their liabilities, and neither Borrower, the Guarantors, nor any of the Borrower's Subsidiaries or Guarantors and with respect to its Subsidiaries and the Guarantors, after taking into account each Subsidiary's and Guarantor's rights of contribution will be rendered insolvent by the execution and performance of this Agreement and the Loan Documents.

Section 7.24.      Gas Imbalances. Except as set forth on Schedule 7.24 or on the most recent certificate delivered pursuant to Section 8.07(c), on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Oil and Gas Properties of the Borrower and its Subsidiaries which (taken together with the imbalances, take or pay, or other prepayments on Schedule 7.24 or such certificate) would require the Borrower or its Subsidiaries to deliver, in the aggregate, after netting all over-production and under-production, three percent (3%) or more of the total volumes of proved, producing reserves of Hydrocarbons (calculated on an mcf equivalent basis with each barrel of oil being equivalent to six mcf of natural gas) reflected in the Initial Reserve Reports or the most recent Reserve Report delivered pursuant to Section 8.07, as the case may be, from the Oil and Gas Properties of Borrower and its Subsidiaries at some future time without then or thereafter receiving full payment therefor.

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Section 7.25.       Madisonville. The Initial Reserve Reports do not (nor will any future Reserve Report) include Oil and Gas Properties owned by the Borrower or any of its Subsidiaries through its or their interests in Madisonville.

Section 7.26.	Intentionally Omitted.

Section 7.27.       Name Changes. Borrower's official name as recorded on its currently effective organizational documents which are filed with the Secretary of State of its State of organization is the same as found on the signature page of this Agreement. Borrower has not, during the preceding five years, entered into any contract, agreement, security instrument or other document using a name other than, or been known by or otherwise used any name other than, the name used by Borrower herein and as set forth on Schedule 7.27 attached hereto.

Section 7.28.      Taxpayer Identification Number. Borrower's Taxpayer Identification No. is 20-3037840 and each Subsidiary's Taxpayer Identification No. is set forth on Schedule 7.14. Each Guarantor's Taxpayer Identification No. is as set forth on Schedule 7.28.

Section 7.29.       State of Formation. Borrower is a corporation organized under the laws of the State of Delaware. The Subsidiaries are corporations, limited liability corporations, or partnerships organized under the laws of the states set forth on Schedule 7.14. Each Guarantor's state of organization is as set forth on Schedule 7.28.

ARTICLE VIII.

Affirmative Covenants

The Borrower covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder:

Section 8.01.      Reporting Requirements. The Borrower shall deliver, or shall cause to be delivered, to the Agent with sufficient copies of each for the Lenders:

(a)           Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the audited consolidated statements of income, stockholders' equity, changes in financial position and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year, and the related consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related unqualified opinion of independent public accountants of recognized national standing acceptable to the Agent, which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the independent public accountants shall have concurred and such opinion shall not contain a "going concern" or like qualification or exception, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments), together with calculations confirming the Borrower's compliance with all financial covenants, certified by a senior financial officer of Borrower.

(b)           Quarterly Financial Statements. As soon as available and in any event within 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the

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Borrower, consolidated statements of income, stockholders' equity, changes in financial position and cash flows of the Borrower and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Borrower and its Consolidated Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments), together with calculations confirming the Borrower's compliance with all financial covenants, certified by a senior financial officer of Borrower.

(c)           Capital Plan and Operating Budget. As soon as available and in any event within seventy-five (75) days after the end of each fiscal year of the Borrower commencing with the fiscal year ending December 31, 2007, the Borrower's capital plan and operating budget for the succeeding fiscal year.

(d)           Notice of Default, Etc. Promptly after the Borrower knows that any Default or any Material Adverse Effect has occurred, a notice of such Default or Material Adverse Effect, describing the same in reasonable detail and the action the Borrower proposes to take with respect thereto.

(e)           Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, including any reference to environmental matters, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the Board of Directors of the Borrower or any Subsidiary of the Borrower, to such letter or report.

(f)           SEC Filings, Etc. Promptly upon its becoming available, each financial statement, report, notice or proxy statement sent by the Borrower to stockholders generally and each regular or periodic report and any registration statement, prospectus or written communication (other than transmittal letters) in respect thereof filed by the Borrower with or received by the Borrower in connection therewith from any securities exchange or the SEC or any successor agency.

(g)           Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(h)           Production Reports. As soon as available and in any event within forty-five (45) days after the end of each calendar quarter, a quarterly production report including volumes, revenue, and lease operating expenses attributable to the Oil and Gas Properties included in the Borrowing Base.

(i)            Hedging Agreements. As soon as available and in any event within ten (10) Business Days after the last day of each calendar quarter, a report, in form and substance satisfactory to the Agent, setting forth as of the last Business Day of such calendar quarter a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Borrower and each Subsidiary, the material

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terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value therefor.

(j)            Other Matters. From time to time such other information regarding the business, affairs or financial condition of the Borrower or any Subsidiary (including, without limitation, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Agent may reasonably request.

(k)           Electronic Delivery. Documents required to be delivered pursuant to paragraphs (a), (b) and (f) of this Section 8.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided, however, that (x) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (y) the Borrower shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by paragraph (1) of this Section 8.01 to the Agent.

(l)            The Borrower will furnish to the Agent, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate substantially in the form of Exhibit C executed by a Responsible Officer (i) certifying as to the matters set forth therein and stating that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail), and (ii) setting forth in reasonable detail the computations necessary to determine whether the Borrower is in compliance with Sections 9.12, 9.13, 9.14, and 9.15, as of the end of the respective fiscal quarter or fiscal year.

The Borrower hereby acknowledges that (i) the Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, "Company Materials") by posting the Company Materials on IntraLinks or another similar electronic system (the "Platform") and (ii) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a "Public Lender"). The Borrower hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Company Materials "PUBLIC," the Borrower shall be deemed to have authorized the Agent and the Lenders to treat such Company Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Company Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Investor"; and (z) the Administrative Agent shall be entitled to treat Company Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not designated "Public Investor."

Section 8.02.       Litigation. The Borrower shall promptly give to the Agent notice of: (i) all legal or arbitral proceedings, and of all proceedings before any Governmental Authority to which the Borrower or any Subsidiary is a party and to the best of Borrower's knowledge, all legal or arbitral proceedings and all proceedings before any Governmental Authority affecting the Borrower or any Subsidiary, except proceedings which, if adversely determined, would not have a Material Adverse Effect, and (ii) of any litigation or proceeding against or adversely affecting the Borrower or any Subsidiary in which the

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amount involved is not covered in full by insurance (subject to normal and customary deductibles and for which the insurer has not assumed the defense), or in which injunctive or similar relief is sought. The Borrower will, and will cause each of its Subsidiaries to, promptly notify the Agent and each of the Lenders of all claims, judgments, Liens or other encumbrances affecting any Property of the Borrower or any Subsidiary if the value of the claims, judgments, Liens, or other encumbrances affecting such Property shall exceed $2,500,000.00 in the aggregate.

Section 8.03.	Maintenance, Etc.

(a)           Generally. The Borrower shall and shall cause each Subsidiary to: preserve and maintain its corporate existence and all of its material rights, privileges and franchises; keep books of record and account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and activities; comply with all Governmental Requirements if failure to comply with such requirements will have a Material Adverse Effect; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; upon reasonable notice, permit representatives of the Agent or any Lender, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its Properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Agent (as the case may be); and keep, or cause to be kept, insured by financially sound and reputable insurers all Property of a character usually insured by Persons engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such Persons and carry such other insurance as is usually carried by such Persons including, without limitation, environmental risk insurance to the extent reasonably available, or provide adequate reserves for self-insurance for any contingent environmental liability. The Borrower shall promptly obtain endorsements to such insurance policies naming "Wells Fargo Bank, National Association, as Agent for the Lenders" as joint loss payee, additional insured, and containing provisions that such policies will not be canceled without 30 days' prior written notice having been given by the insurance company to the Agent (and not that the insurance company will merely endeavor to give the Agent 30 days' prior written notice prior to cancellation). Notwithstanding the foregoing, but subject to the terms of this Agreement, the Borrower shall be allowed to dissolve and liquidate any Inactive Subsidiary; provided that any assets available for distribution following such dissolution and liquidation are distributed to the Borrower or an Active Subsidiary. No assets can be transferred to any Inactive Subsidiary once it reaches inactive status without the prior written consent of the Agent, nor can any Inactive Subsidiary, once it reaches inactive status, make any investments, loans, or advances.

(b)           Proof of Insurance. Contemporaneously with the delivery of the financial statements required by Section 8.01(a) to be delivered for each year, the Borrower will furnish or cause to be furnished to the Agent and the Lenders a certificate of insurance coverage from the insurer in form and substance satisfactory to the Agent and, if requested, will furnish the Agent and the Lenders copies of the applicable policies.

(c)           Operation of Properties. The Borrower will and will cause each Subsidiary to operate its Properties or cause such Properties to be operated in a safe, careful and efficient manner in accordance with the practices of the industry, in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements, including the Environmental Laws.

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(d)           Oil and Gas Properties. The Borrower will and will cause each Subsidiary to, at its own expense, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Oil and Gas Properties and other material Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Oil and Gas Properties and other material Properties will be fully preserved and maintained, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts. The Borrower will and will cause each Subsidiary to promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, (iii) cause each Subsidiary to do all other things necessary to keep unimpaired, except for Liens described in Section 9.02, its rights with respect to its Oil and Gas Properties and other material Properties and prevent any forfeiture thereof or a default thereunder, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts and except for dispositions permitted by Sections 9.16 and 9.17. The Borrower will and will cause each Subsidiary to operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in a safe, careful, and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements, including the Environmental Laws.

Section 8.04.	Environmental Matters.

(a)           Establishment of Procedures. The Borrower will and will cause each Subsidiary to assure that any failure of the following does not have a Material Adverse Effect: (i) all Property of the Borrower and its Subsidiaries and the operations conducted thereon and other activities of the Borrower and its Subsidiaries are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil, hazardous substances or solid wastes are disposed of or otherwise released on or to any Property owned by any such party except in compliance with Environmental Laws, (iii) no hazardous substance will be released on or to any such Property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil, oil and gas exploration and production wastes or hazardous substance is released on or to any such Property so as to pose an imminent and substantial endangerment to public health or welfare or the environment. Upon request from the Agent, the Borrower will notify the Agent and the Lenders in writing of such environmental procedures as are in effect for each Property of Borrower and its Subsidiaries on a quarterly basis.

(b)           Notice of Action. The Borrower will promptly notify the Agent and the Lenders in writing within 30 days of such notice of any threatened action, investigation or inquiry against or of the Borrower and/or any Subsidiary by any Governmental Authority of which the Borrower has knowledge in connection with any Environmental Laws and which, if resolved adversely to the Borrower and/or any Subsidiary, could have a Material Adverse Effect, excluding routine testing, but including corrective action.

(c)           Cure of Environmental Noncompliance. The Borrower shall cure any material environmental noncompliance or exceptions to any of the Mortgaged Properties or, if requested by Agent, substitute acceptable Mortgaged Properties with no environmental noncompliance of an equivalent value by the execution of documents in form and substance satisfactory to Agent

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(together with evidence satisfactory to Agent of a first priority deed of trust lien and security interest in such Mortgaged Properties, which may include opinions of counsel at the request of Agent), within 30 days after a request by the Agent or the Lenders to cure such defects or exceptions.

(d)           Future Acquisitions. The Borrower will and will cause each Subsidiary to obtain such Phase I environmental audits as would a reasonable and prudent purchaser of oil and gas properties in the vicinity of the Oil and Gas Properties being acquired in connection with any future acquisitions of material Oil and Gas Properties or other material Properties. Such environmental audits shall be performed by scientifically trained USA-graduate professional engineers and professional geologists who are licensed in one or more states of the USA, and shall be performed in accordance with applicable best professional standards, including the American Society for Testing Material standards, and, in addition to CERCLA, shall also address all hazardous substances under all other Environmental Laws.

Section 8.05.       Further Assurances. The Borrower will and will cause each Subsidiary to cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower at its expense will and will cause each Subsidiary to promptly execute and deliver to the Agent upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith.

Section 8.06.       Performance of Obligations. The Borrower will pay the Notes according to the reading, tenor and effect thereof; and the Borrower will and will cause each Subsidiary to do and perform every act and discharge all of the obligations to be performed and discharged by them under the Security Instruments and this Agreement, at the time or times and in the manner specified.

Section 8.07.	Engineering Reports.

(a)           Not less than forty-five (45) days prior to each Scheduled Redetermination Date, commencing with the Scheduled Redetermination Date to occur on November 1, 2007, the Borrower shall furnish to the Agent and the Lenders a Reserve Report. The Reserve Report for the May 1 redetermination shall be prepared by certified independent petroleum engineers or other independent petroleum consultant(s) acceptable to the Agent and the Reserve Report for the November 1 redetermination shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately proceeding May 1 Reserve Report. On or before June 22, 2007, the Borrower shall furnish to the Agent and the Lenders a Reserve Report prepared by Netherland Sewell & Associates, Inc. or other independent petroleum consultant(s) acceptable to the Agent with respect to the Oil and Gas Properties owned by Southern G as of January 1, 2007, which Reserve Report shall update and supplement the audit report on such Oil and Gas Properties described in the definition of Initial Reserve Reports and provide information with respect to such Oil and Gas Properties consistent with that to be provided in the Reserve Report for each May 1 redetermination. In addition, Borrower shall furnish to the Agent and the Lenders all Engineering Reports (as defined in the Second Lien Loan Agreement) required to be delivered under the Second Lien Loan Agreement, concurrently with the delivery of such Engineering Reports to the Administrative Agent under the Second Lien Loan Agreement.

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(b)           In the event of an unscheduled redetermination, the Borrower shall furnish to the Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report. For any unscheduled redetermination requested by the Majority Lenders or the Borrower pursuant to Section 2.08(d), the Borrower shall provide such Reserve Report with an "as of" date as required by the Agent as soon as possible, but in any event no later than thirty (30) days following the receipt of the request by the Agent.

(c)           With the delivery of each Reserve Report, the Borrower shall provide to the Agent and the Lenders, a certificate from a Responsible Officer certifying that, to the best of his knowledge and in all material respects: (i) the historical information delivered in connection therewith to the preparers of such report is true and correct, (ii) the Borrower and the Active Subsidiaries own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.02, and such Properties comply with all Environmental Laws except for Environmental Matters permitted by Section 7.17, (iii) except as set forth on an Exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of its Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an Exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Agent, (v) attached to the certificate is a list of its Oil and Gas Properties added to and deleted from the immediately prior Reserve Report and a list showing any change in working interest or net revenue interest in its Oil and Gas Properties occurring and the reason for such change, (vi) attached to the certificate is a list of all Persons disbursing proceeds to the Borrower from its Oil and Gas Properties and (vii) except as set forth on a schedule attached to the certificate all of the Oil and Gas Properties evaluated by such Reserve Report are Mortgaged Property.

Section 8.08.	Title Information and Mortgage Coverage.

(a)           Delivery. On or before the delivery to the Agent and the Lenders of each Reserve Report required by Section 8.07(a), the Borrower will deliver title information in form and substance acceptable to the Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Agent shall have received together with title information previously delivered to the Agent, satisfactory title information on at least eighty percent (80%) of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(b)           Cure of Title Defects. The Borrower shall cure any title defects or exceptions which are not Excepted Liens or Liens otherwise permitted by Section 9.02 raised by such information, or substitute acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens or Liens otherwise permitted by Section 9.02 covering Mortgaged Properties of an equivalent value, within 90 days after a request by the Agent or the Lenders to cure such defects or exceptions.

(c)           Failure to Cure Title Defects. If the Borrower is unable to cure any title defect requested by the Agent or the Lenders to be cured within the 90-day period or the Borrower does not comply with the requirements to provide acceptable title information covering eighty percent (80%) of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default or an Event of Default, but instead the Agent and the Lenders

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shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Agent or the Lenders. To the extent that the Agent or the Lenders are not satisfied with title to any Mortgaged Property after the time period in Section 8.08(b) has elapsed, such unacceptable Mortgaged Property shall not count towards the eighty percent (80%) requirement, and the Agent may send a notice to the Borrower and the Lenders that the then outstanding Borrowing Base shall be reduced by an amount as determined by all of the Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on eighty percent (80%) of the value of such proved Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.09.	Collateral.

(a)           Collateral. The Obligations shall be secured by a perfected first priority Lien (subject only to Excepted Liens or Liens otherwise permitted by Section 9.02) granted to the Agent for the benefit of the Beneficiaries in substantially all of the proved Oil and Gas Properties currently owned and hereafter acquired by the Borrower and/or any of its Active Subsidiaries plus all other assets, exclusive of certificated vehicles, of the Borrower and/or any of its Active Subsidiaries now owned or hereafter acquired.

(b)           Lien in Acquired Oil and Gas Properties. Should the Borrower or any of its Active Subsidiaries acquire any additional Oil and Gas Properties or additional interests in its existing Oil and Gas Properties, to the extent required by Section 8.09(a), the Borrower or such Subsidiary will grant to the Agent as security for the Obligations a first-priority Lien interest (subject only to Excepted Liens or Liens otherwise permitted by Section 9.02) on the Borrower's or such Subsidiary's interest in the proved Oil and Gas Properties acquired, which Lien will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements, or other Security Instruments, all in form and substance satisfactory to the Agent in its sole discretion exercised in good faith and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(c)           Title Information. Concurrently with the granting of the Lien or other action referred to in Section 8.09(b) above, if requested by the Agent, the Borrower will provide to the Agent title information in form and substance satisfactory to the Agent in its sole discretion exercised in good faith with respect to the Borrower's interests in such Oil and Gas Properties.

(d)           Legal Opinions. Also, promptly after the filing of any new Security Instrument in any state, upon the request of the Agent, the Borrower will provide to the Agent an opinion addressed to the Agent for the benefit of the Lenders in form and substance satisfactory to the Agent and Agent's counsel in their sole discretion, from counsel acceptable to Agent and Agent's counsel, stating that the Security Instrument creates a valid Lien and is valid, binding, and enforceable in accordance with its terms in legally sufficient form for such jurisdiction, and the means by which to perfect the Lien created by such Security Instruments.

Section 8.10.      Cash Collateral Account Agreement. Upon the occurrence of a Default, the Borrower and all of its Subsidiaries shall cause all proceeds arising from its Oil and Gas Properties, including without limitation from the sale of Hydrocarbons, to be directed to a Lockbox (and in connection therewith, Borrower and all of its Subsidiaries shall execute a Lockbox Agreement and financing statements in form and substance satisfactory to the Agent) pursuant to letters acceptable to the Agent stating that such directions may not be changed without the written consent of the Agent. The Cash Collateral Account Agreement and the Liens and security interests established in such Cash

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Collateral Account Agreement will continue until all the Obligations under this Agreement are paid in full and this Agreement is terminated.

Section 8.11.	[Reserved.]

Section 8.12.       ERISA Information and Compliance. The Borrower will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate to promptly furnish to the Agent with sufficient copies to the Lenders (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) immediately upon becoming aware of the occurrence of any ERISA Event or of any "prohibited transaction," as described in Section 406 of ERISA or in Section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by a Responsible Officer specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) immediately upon receipt thereof, copies of any notice of the PBGC's intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of Section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of Section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA.

Section 8.13.      Joinder and Guaranty Agreements. The Borrower and each of its Active Subsidiaries will cause each of their Active Subsidiaries, whether newly formed, hereafter acquired, or otherwise existing, upon the creation or acquisition thereof, to become a Guarantor hereunder by way of a Joinder Agreement attached hereto as Exhibit G, a Guaranty Agreement attached hereto as Exhibit H, a Contribution Agreement by and among the Borrower and all Guarantors, and the execution of mortgages, deeds of trust, security agreements, pledges, and any other instruments in form and substance satisfactory to Agent and in Agent's sole discretion covering all of such Subsidiaries' assets as security for the Obligations, together with evidence satisfactory to the Agent, in Agent's sole discretion, that all such collateral will be subject to a perfected first Lien on such collateral, exclusive of certificated vehicles, in favor of the Agent, with only such Liens or other encumbrances of any kind on such collateral permitted by Section 9.02 or otherwise permitted by the Agent.

ARTICLE IX.

Negative Covenants

The Borrower covenants and agrees that, so long as any of the Commitments are in effect and until payment in full of Loans hereunder, all interest thereon and all other amounts payable by the Borrower hereunder, without the prior written consent of the Majority Lenders:

Section 9.01.      Debt. Neither the Borrower nor any Subsidiary will incur, create, assume or permit to exist any Debt, except (with respect to the Borrower and any Active Subsidiary):

(a)           the Notes or other Obligations or any guaranty of or suretyship arrangement for the Notes or other Obligations (provided, however, that nothing contained herein shall prohibit any Inactive Subsidiary from executing a guaranty of, or entering a suretyship arrangement for, the Notes or other Obligations);

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(b)           Debt of the Borrower or a Subsidiary (other than Southern G) existing on the Closing Date which is reflected in the Financial Statements or is disclosed in Schedule 9.01, and any renewals or extensions (but not increases) thereof;

(c)           accounts payable (for the deferred purchase price of Property or services), amounts owed to operators of the Hydrocarbon Interests under applicable joint operating agreements or other extensions of credit from suppliers or contractors from time to time incurred in the ordinary course of business which, if greater than 90 days past the invoice or billing date, are being contested in good faith by appropriate proceedings if reserves adequate under GAAP shall have been established therefor;

(d)           purchase money Debt of the Borrower or any Active Subsidiary and Debt under capital leases (as required to be reported on the financial statements of the Borrower or any Active Subsidiary pursuant to GAAP) not to exceed $5,000,000.00 in the aggregate;

(e)           Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties, not to exceed $10,000,000 in the aggregate;

(f)           Debt of the Borrower and its Active Subsidiaries under Hedging Agreements, but only if (i) such Hedging Agreement is not a speculative hedge and is otherwise permitted under Section 9.28; (ii) the provider of the Hedging Agreements is a Lender or an Affiliate of a Lender or an unsecured counterparty acceptable to the Agent;

(g)           Debt among the Borrower and its Active Subsidiaries, or among the Active Subsidiaries, in each case to the extent permitted under Section 9.03(g), in the form of intercompany advances not evidenced by notes or other instruments, in each case as long as such Active Subsidiary is a Guarantor under this Agreement;

(h)	Accrued FAS 143 asset retirement obligations;

(i)            Revenue suspense accounts with respect to the Borrower's or any Active Subsidiary's Hydrocarbon Interests;

(j)            Debt not otherwise permitted under this Section 9.01, which does not exceed at any time an aggregate principal amount of $10,000,000.00; and

(k)           Debt incurred by the Borrower pursuant to the Second Lien Loan Agreement and any guarantees thereof by any of the Guarantors; provided that, unless otherwise consented to by all of the Lenders, (i) the aggregate principal amount of such Debt shall not exceed an amount equal to $150,000,000.00 less any prepayments of principal made with respect thereto (provided, however, that nothing contained herein shall be construed to permit any payment or prepayment of such Debt which is prohibited under Section 9.29 of this Agreement), (ii) the maturity date of any debt due thereunder shall be at least twelve months following the Revolving Credit Termination Date, (iii) such Debt and the holders thereof shall at all times be subject to the Intercreditor Agreement, and (iv) such Debt shall not have any principal amortization prior to the Revolving Credit Termination Date.

Section 9.02.      Liens. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except (with respect to the Borrower or any Active Subsidiary):

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(a)           Liens securing the payment of any Obligations (provided, however, that nothing contained herein shall prohibit any Inactive Subsidiary from granting Liens to secure the Obligations);

(b)           Excepted Liens (provided, however, that nothing contained herein shall prohibit any Inactive Subsidiary from creating, incurring, assuming, or permitting to exist any Excepted Liens on any of its Properties (now owned or hereafter acquired));

(c)           Liens securing purchase money Debt permitted by Section 9.01(d) only to the extent such Liens encumber the Property for which such purchase money Debt was incurred, and Liens filed as precautionary financing statements in connection with leases allowed under Section 9.01(d) but only on the Property under the Lease, or filed as precautionary financing statements in connection with operating leases, but only on the Property under lease;

(d)	Liens disclosed on Schedule 9.02;

(e)           Liens on cash or securities of the Borrower securing the Debt described in Section 9.01(e); and

(f)           Liens securing the obligations of the Borrower and the Guarantors under the Second Lien Loan Agreement and the other Second Lien Loan Documents; provided that, such Liens shall not encumber any Property that is not subject to a first priority Lien in favor of, or for the benefit of, the Lenders to secure the Obligations, and such Liens shall be subordinate in right, priority, operation, effect and all other respects to Liens in favor of the Lenders to secure the Obligations pursuant to the terms of the Intercreditor Agreement.

Section 9.03.       Investments, Loans and Advances. Neither the Borrower nor any Subsidiary will make or permit to remain outstanding any loans or advances to or investments in any Person, except that the foregoing restriction shall not apply to (with respect to the Borrower or any Active Subsidiary):

(a)           investments, loans or advances reflected in the Financial Statements or which are disclosed to the Lenders in Schedule 9.03;

(b)	accounts receivable arising in the ordinary course of business;

(c)           direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d)  commercial paper maturing within one year from the date of creation thereof rated in the highest grade by Standard & Poor's Corporation or Moody's Investors Service, Inc.;

(e)           deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $500,000,000 (as of the date of such Lender's or bank or trust company's most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by Standard & Poor's Corporation or Moody's Investors Service, Inc., respectively;

(f)           deposits in money market funds investing exclusively in investments described in Section 9.03(c), 9.03(d) or 9.03(e);

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(g)          investments, loans or advances made by the Borrower in or to its Active Subsidiaries and investments, loans or advances made by any Active Subsidiary in or to the Borrower or another Active Subsidiary, in each case as long as such Active Subsidiary is a Guarantor under this Agreement.

(h)           advances to employees of the Borrower or any Active Subsidiary for the payment of expenses in the ordinary course of business, not to exceed $100,000.00 in the aggregate at any one time outstanding;

(i)           other investments, loans or advances not to exceed $5,000,000.00 in the aggregate at any time; and

(j)	Hedging Agreements permitted to be incurred pursuant to Section 9.01(f).

(k)           Notwithstanding the foregoing, on or after the date hereof neither the Borrower nor any Subsidiary will make any additional loans or advances to or investments in Madisonville or any Inactive Subsidiary.

Section 9.04.       Dividends, Distributions and Redemptions. The Borrower will not declare or pay any dividend, purchase, redeem or otherwise acquire for value any of its stock now or hereafter outstanding (excluding dividends payable solely in shares of capital stock and cashless exercise of warrants or stock options), return any capital to its stockholders or make any distribution of its assets to its stockholders.

Section 9.05.       Sales and Leasebacks. Neither the Borrower nor any Subsidiary will enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any Subsidiary shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby the Borrower or any Subsidiary shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which the Borrower or any Subsidiary intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 9.06.      Nature of Business. Neither the Borrower nor any Subsidiary will allow any material change to be made in the character of its business as an oil and gas exploration and production company.

Section 9.07.      Limitation on Leases. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal, but excluding capital leases, leases of Hydrocarbon Interests, and other leases of oil and gas field production equipment entered into in the ordinary course of business), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and its Subsidiaries pursuant to all such lease or lease agreements to exceed $2,500,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 9.08.      Mergers, Acquisitions, Etc. Neither the Borrower nor any Subsidiary will acquire assets or all or any part of any other Person, or merge into or with or consolidate with any other Person unless (x) the Borrower or such Subsidiary shall be the surviving entity in such transaction; (y) substantially all of the assets of such Person shall consist of domestic undeveloped Hydrocarbon Interests or domestic developed Oil and Gas Properties; and (z) no Event of Default under Section 10.01(l) shall result therefrom, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property or assets to any other Person other than the Borrower or an Active Subsidiary; provided, however, nothing shall prohibit Borrower or any Active Subsidiary from: (i) acquiring (a) any domestic undeveloped Hydrocarbon Interests, (b) domestic developed Oil and Gas Properties or (c) all of the outstanding capital stock of a Person, substantially all of the Property of which consists of domestic undeveloped Hydrocarbon Interests or domestic developed Oil

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and Gas Properties, so long as Borrower or such Active Subsidiary pledges and/or mortgages to the Lenders substantially all such developed Oil and Gas Properties or all capital stock acquired pursuant thereto by execution of documents in form and substance satisfactory to Agent in its sole discretion, granting perfected, first priority Liens and security interests in such Oil and Gas Properties subject only to Excepted Liens, Liens otherwise permitted by Section 9.02 and other Liens acceptable to the Majority Lenders; or (ii) merging (after having given Agent thirty (30) days prior written notice) (a) any Active or Inactive Subsidiary into another Active Subsidiary or (b) any Guarantor into Borrower. Notwithstanding the preceding, any transaction pursuant to this Section 9.08 shall not be permitted unless at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenants set forth in Section 9.13, Section 9.14 and Section 9.15 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements required by Section 8.01(a) or (b), as the case may be have been delivered or for which comparable financial statements have been filed with the SEC, after giving pro forma effect to such transaction and to any other event occurring after the commencement of such period as to which pro forma recalculation is appropriate as if such transaction had occurred as of the first day of such period.

Section 9.09.       Proceeds of Notes; Letters of Credit. The Borrower will not permit the proceeds of the Notes or Letters of Credit to be used for any purpose other than those permitted by Section 7.07. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect.

Section 9.10.	ERISA Compliance. The Borrower will not at any time:

(a)           Engage in, or permit any Subsidiary or ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b)           Terminate, or permit any Subsidiary or ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC;

(c)           Fail to make, or permit any Subsidiary or ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;

(d)           Permit to exist, or allow any Subsidiary or ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to any Plan;

(e)           Permit, or allow any Subsidiary or ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, any Subsidiary or any ERISA Affiliate which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in Section 4041 of ERISA;

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(f)           Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g)           Acquire, or permit any Subsidiary or ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any Subsidiary or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities;

(h)           Incur, or permit any Subsidiary or ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i)            Contribute to or assume an obligation to contribute to, or permit any Subsidiary or ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j)            Amend or permit any Subsidiary or ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Code.

Section 9.11.       Sale or Discount of Receivables. Neither the Borrower nor any Subsidiary will discount or sell (with or without recourse) any of its notes receivable or accounts receivable (other than a settlement on an account receivable in the ordinary course of business).

Section 9.12.       Capital Expenditures. The Borrower will not make (or permit any Subsidiaries to make) any expenditures for fixed or capital assets unless: (a) in the ordinary course of business and (b) it does not violate the provisions of Section 9.08.

Section 9.13.       Current Ratio. The Borrower will not permit its ratio of (i) consolidated Current Assets (including, without limitation, Borrowing Base availability for general corporate purposes) to (ii) consolidated Current Liabilities (excluding current maturities of the Notes) to be less than 1.00 to 1.00 at any time. The current ratio shall be calculated and tested quarterly as of the last day of each fiscal quarter of Borrower, beginning with the quarter ending June 30, 2007. As used in this Section 9.13, "Current Assets" shall have the meaning of such term as defined by GAAP, except any availability under the Borrowing Base shall be included in the definition of Current Assets and "Current Liabilities" shall have the meaning of such term as defined by GAAP, except that current maturities of the Notes shall be excluded from Current Liabilities. Current asset or liability accounts associated with Hedging Agreements will be excluded from calculations of the current ratio.

Section 9.14.       Leverage Ratio. The Borrower will not permit its Leverage Ratio as of the end of any fiscal quarter of the Borrower (calculated quarterly at the end of each fiscal quarter commencing with fiscal quarter ended June 30, 2007) to be greater than (i) for the fiscal quarters ending on or before December 31, 2007, 3.50 to 1.00, (ii) for the fiscal quarters ending after December 31, 2007 and ending on or before after June 30, 2008, 3.25 to 1.00, and (iii) for the fiscal quarters ending after June 30, 2008, 2.75 to 1.00. For the purposes of this Section 9.14, "Leverage Ratio" shall mean the ratio of (i) total Debt as of such date of the Borrower and its Consolidated Subsidiaries, to (ii) EBITDAX of the Borrower and its Consolidated Subsidiaries for the four fiscal quarters ending on such date. Notwithstanding the foregoing provisions of this Section 9.14, EBITDAX as of June 30, 2007 shall be calculated as

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EBITDAX for the two-quarter period ending on such date multiplied by two (2); and EBITDAX as of September 30, 2007, shall be calculated as EBITDAX for the three-quarter period ending on such date multiplied by four (4) and divided by three (3).

Section 9.15.      Interest Coverage Ratio. The Borrower will not permit its Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower (calculated quarterly at the end of each fiscal quarter commencing with fiscal quarter ended June 30, 2007) to be less than 3.00 to 1.00. For the purposes of this Section 9.15, "Interest Coverage Ratio" shall mean the ratio of (i) EBITDAX for the four fiscal quarters ending on such date to (ii) interest expense for such four fiscal quarters of the Borrower and its Consolidated Subsidiaries. Notwithstanding the foregoing provisions of this Section 9.15, EBITDAX and interest expense as of June 30, 2007, shall be calculated as EBITDAX and interest expense for the quarter ending on such date multiplied by four (4); EBITDAX and interest expense as of September 30, 2007, shall be calculated as EBITDAX and interest expense for the two-quarter period ending on such date multiplied by two (2); and EBITDAX and interest expense as of December 31, 2007, shall be calculated as EBITDAX and interest expense for the three-quarter period ending on such date multiplied by four (4) and divided by three (3).

Section 9.16.       Sale of Mortgaged Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, convey or otherwise transfer any Mortgaged Property or any interest in any Mortgaged Property, except for Mortgaged Property for which the Borrower has given the Agent at least thirty (30) days prior written notice of the proposed transfer and which shall not exceed $5,000,000.00 in the aggregate in between any two consecutive Redetermination Dates.

Section 9.17.       Sale of Oil and Gas Properties. The Borrower will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Oil and Gas Property or any interest in any Oil and Gas Property except for (i) the sale of Hydrocarbons in the ordinary course of business; (ii) farmouts of undeveloped acreage and assignments in connection with such farmouts; (iii) the sale or transfer of equipment that is no longer necessary for the business of the Borrower or such Subsidiary or is contemporaneously replaced by equipment of at least comparable value and use and (iv) sales in the ordinary course of business of Oil and Gas Properties that are not Mortgaged Properties, which shall not exceed $1,000,000.00 in the aggregate in between any two consecutive Redetermination Dates.

Section 9.18.       Environmental Matters. Neither the Borrower nor any Subsidiary will cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will cause from any Property any actual, alleged or threatened discharge, dispersal, release, escape, emission, transportation, disposal, seepage, exposure, consumption, or contact (collectively, "Releases") of, with, to, or from any hazardous substance under any Environmental Laws, subject any Property to any enforcement action under any Environmental Laws by any Governmental Authority or lawsuit at any Property relating to hazardous substances, or subject any such Property to any remedial obligations by any Governmental Authority under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such Releases, violations or remedial obligations would have a Material Adverse Effect.

Section 9.19.      Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise permitted under this Agreement, are in the ordinary course of its business and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

Section 9.20.      Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary to, create any additional Subsidiaries except in compliance with Sections 8.13 and 9.24. The Borrower shall

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not and shall not permit any Subsidiary to sell or to issue any stock or ownership interest of a Subsidiary, except to the Borrower or any Guarantor and except in compliance with Section 9.03.

Section 9.21.      Negative Pledge Agreements. Neither the Borrower nor any Subsidiary will create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments, the Second Lien Loan Agreement and the Second Lien Loan Documents) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property or restricts any Subsidiary from paying dividends to the Borrower, or which requires the consent of or notice to other Persons in connection therewith, except such restrictions in favor of the holders of Debt secured by Liens described in Sections 9.01(d), 9.01(e) and 9.01(k), but only insofar as such restrictions pertain to the Property encumbered thereby.

Section 9.22.      Take-or-Pay or Other Prepayments. The Borrower will not enter into any take-or-pay agreements with respect to the Oil and Gas Properties of the Borrower, any of its Subsidiaries, or any Guarantor which would require the Borrower, any of its Subsidiaries or any Guarantor to deliver Hydrocarbons produced from its Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor in an amount which would result in the failure of the representation and warranty set forth in Section 7.24 to be true and correct at all times.

Section 9.23.      Ownership of Subsidiaries. The Borrower shall not fail to pledge, assign, deliver, and transfer to the Agent for the benefit of the Lenders, and grant to the Agent for the benefit of the Lenders, a continuing security interest in one hundred percent (100%) of the stock or other ownership interests in the Subsidiaries existing as of the date hereof and any Subsidiaries the Borrower or its Subsidiaries shall create, acquire or otherwise own hereafter.

Section 9.24.       Change in Borrower's, any of its Subsidiaries' or any Guarantor's Name or State of Formation. Without the prior written approval of Agent, (a) Borrower will not (nor permit any Subsidiary or Guarantor to) change its name, identity or place of organization and (b) Borrower will not (nor permit any Subsidiary or Guarantor to) engage in any other business or transaction under any name other than Borrower's, any Guarantor, or each Subsidiary's name, respectively, hereunder. Should Agent approve, prior to doing any of the aforesaid, Borrower shall provide (or cause each Subsidiary or Guarantor to provide) to Agent all assignments, certificates, financing statements, financing statement amendments or other documents determined necessary in Agent's sole judgment to protect and continue Agent's interest in the collateral pledged by Borrower, any of its Subsidiaries, any Guarantor, or any other party to secure the Obligations.

Section 9.25.	Intentionally Omitted.
Section 9.26.	Intentionally Omitted.
Section 9.27.	[Reserved].

Section 9.28.       Limitation on Hedging. The total notional volume attributable to any Hedging Agreement with respect to Hydrocarbon Interests of the Borrower and its Subsidiaries shall not exceed more than eighty percent (80%) of estimated proved producing net production quantities from such Hydrocarbon Interests as of the most recent Reserve Report in any period. If the Hedging Agreement is an interest rate hedge, the notional principal amount shall not exceed more than seventy-five percent (75%) of the sum of Loans and Second Lien Loans outstanding to the Borrower.

Section 9.29.       Maintenance of First Lien Priority; Modification of Second Lien Loan Documents.

(a)           The Borrower agrees that it will not, and will not permit any Subsidiary to, grant a Lien on any Property to secure the indebtedness under the Second Lien Loan Documents or

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guarantee the repayment of any indebtedness under the Second Lien Loan Documents, in each case without first (i) giving fifteen (15) days' prior written notice to the Agent of such action and (ii) granting to the Agent to secure the Obligations a first-priority, perfected Lien on this same Property or entering into a similar guarantee of the Obligations in favor of the Agent and the Lenders, as applicable, pursuant to Security Instruments in form and substance reasonably satisfactory to the Agent. Any security instruments or other documents and agreements drafted in connection with the Second Lien Loan shall be expressly subject to the terms and provisions of the Intercreditor Agreement. In connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Agent.

(b)           The Borrower shall not, nor will it permit any of its Subsidiaries to prepay, redeem, repurchase or defease all or any portion of the Second Lien Loan or any other indebtedness arising under the Second Lien Loan Documents, except that so long as no Default, Event of Default or Deficiency then exists or would result therefrom, the Borrower may make any mandatory prepayments from "Net Cash Proceeds" (as defined in the Second Lien Loan Agreement as in effect on the Closing Date) required pursuant to Section 2.13(a) or Section 2.13(b) of the Second Lien Loan Agreement as in effect on the Closing Date so long as no Default, Event of Default or Deficiency then exists or would result therefrom (provided, however, that nothing contained herein shall be construed to permit any sale or disposition of assets, incurrence of Debt, or other transaction by the Borrower or any Subsidiary resulting in any such "Net Cash Proceeds" which is otherwise prohibited under the terms of this Agreement).

(c)           The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement, permit a waiver of or otherwise modify any of the Second Lien Loan Documents in any manner other than as expressly permitted under Section 7.01(b) of the Intercreditor Agreement.

ARTICLE X.

Events of Default; Remedies

Section 10.01.    Events of Default. One or more of the following events shall constitute an "Event of Default":

(a)           the Borrower, any of its Subsidiaries, or any Guarantor shall default in the payment or prepayment when due of (i) any principal of any Loan, (ii) any reimbursement obligation for a disbursement made under any Letter of Credit within the period allowed by Section 2.10(a), or (iii) interest on any Loan, or any fees or other amount payable by it hereunder or under any Security Instrument and, solely with respect to any such default described in this clause (iii), such default shall continue unremedied for a period of three Business Days; or

(b)           the Borrower, any of its Subsidiaries, or any Guarantor shall default in the payment when due of any principal of or interest on any of its other Debt aggregating $5,000,000.00 or more, or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Debt shall occur if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Debt (or a trustee or Agent on behalf of such holder or holders) to cause, such Debt to become due prior to its stated maturity; or

(c)           any representation, warranty or certification made or deemed made herein or in any Security Instrument by the Borrower, any of its Subsidiaries, or any Guarantor, or any certificate furnished to any Lender or the Agent pursuant to the provisions hereof or any Security

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Instrument, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

(d)           the Borrower shall default in the performance of any of its obligations under Article IX (other than as specifically excepted in this subsection); or the Borrower shall default in the performance of any of its obligations under Article VIII or any other Article of this Agreement (other than as specifically excepted in this subsection) or the Borrower, any of its Subsidiaries, or any Guarantor shall default in the performance of their obligations under Section 9.18 as to those Oil and Gas Properties not operated by the Borrower nor any Subsidiary and which have an aggregate value of $5,000,000.00 or more as determined by the latest Engineering Reports provided to the Lender pursuant to Section 2.08 of this Agreement, or the Borrower, any of its Subsidiaries, or any Guarantor shall default in the performance of their obligations under any Security Instrument (other than the payment of amounts due which shall be governed by Section 10.01(a)) and any such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof to the Borrower by the Agent or any Lender (through the Agent), or (ii) the Borrower otherwise becoming aware of such default; or

(e)           the Borrower shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

(f)           the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, liquidation or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

(g)           a proceeding or case shall be commenced, without the application or consent of the Borrower, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Borrower of all or any substantial part of its assets, or (iii) similar relief in respect of the Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 days; or (iv) an order for relief against the Borrower shall be entered in an involuntary case under the Federal Bankruptcy Code; or

(h)           a judgment or judgments for the payment of money in excess of $1,000,000.00 in the aggregate shall be rendered by a court against the Borrower or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and the Borrower or such Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

(i)            the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms, or cease to create a valid and perfected Lien of the priority required thereby on any of the collateral in excess of $1,000,000.00 in the aggregate at

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any one time purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower shall so state in writing, or the Intercreditor Agreement shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Debt under the Second Lien Loan Agreement; or

(j)            any Letter of Credit becomes the subject matter of any order, judgment, injunction or any other such determination, or if the Borrower, any of its Subsidiaries, any Guarantor, or any other Person shall petition or apply for or obtain any order restricting payment by the Agent under any Letter of Credit or extending the Lenders' liability under any Letter of Credit beyond the expiration date stated therein or otherwise agreed to by the Agent; or

(k)	[Reserved.]

(l)            the Borrower, or any of its Active Subsidiaries, discontinues its usual business, or any Person other than Oaktree Capital Management LLC or its Affiliates shall acquire 50.1% or more than a majority of the Borrower's outstanding securities having ordinary voting power for the election of directors, or any Change in Control (as defined in the Second Lien Loan Agreement) shall occur; or

(m)         fewer than a majority of the members of the Board of Directors are Continuing Directors; provided however, that this section shall not constitute an Event of Default if, within the 60 days following such event, Persons are appointed as members of the Board of Directors such that more than a majority of the members of the Board of Directors are Continuing Directors; or

(n)           any Guarantor takes, suffers or permits to exist any of the events or conditions referred to in paragraphs (e), (f) or (g) or if any provision of any guaranty agreement shall for any reason cease to be valid and binding on any such Guarantor or if any such Guarantor shall so state in writing; or

(o)          if the Borrower, any Guarantor, or any Subsidiary terminates or liquidates or an event occurs which results in an early termination of any hedge or transaction under a Hedging Agreement required pursuant to Section 6.01(x) without the prior written consent of the Agent; or

(p)           any Event of Default (as defined in the Second Lien Loan Agreement) shall have occurred pursuant to the Second Lien Loan Agreement or any other Second Lien Loan Document.

Section 10.02.	Remedies.

(a)           In the case of an Event of Default other than one referred to in clauses (e), (f) or (g) of Section 10.01 or in clauses (m) or (n) to the extent it relates to clauses (e), (f) or (g), the Agent, upon request of the Majority Lenders, shall, by notice to the Borrower, cancel the Commitments (in whole or part) and the Swing Line (in whole or in part) and/or declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.10(b)) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(b)           In the case of the occurrence of an Event of Default referred to in clauses (e), (f) or (g) of Section 10.01 or in clauses (m) or (n) to the extent it relates to clauses (e), (f) or (g), the Commitments and the Swing Line shall be automatically canceled and the principal amount then

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outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Borrower hereunder and under the Notes (including without limitation the payment of cash collateral to secure the LC Exposure as provided in Section 2.10(b)) shall become automatically immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(c)           All proceeds received after maturity of the Notes, whether by acceleration or otherwise shall be applied first to reimbursement of expenses and indemnities provided for in this Agreement and the Security Instruments; second to accrued interest on the Notes; third to fees; fourth pro rata to principal outstanding on the Notes and any other Obligations and to serve as cash collateral to be held by the Agent to secure the LC Obligations; and any excess shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

ARTICLE XI.

The Agent

Section 11.01.   Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its Agent hereunder and under the Security Instruments with such powers as are specifically delegated to the Agent by the terms of this Agreement and the Security Instruments, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 11.05 and the first sentence of Section 11.06 shall include reference to its Affiliates and its and its Affiliates' officers, directors, employees, attorneys, accountants, experts and Agents): (i) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of the Loan Documents be a trustee or fiduciary for any Lender; (ii) makes no representation or warranty to any Lender and shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, or for the value, validity, effectiveness, genuineness, execution, effectiveness, legality, enforceability or sufficiency of this Agreement, any Note or any other document referred to or provided for herein or for any failure by the Borrower or any other Person (other than the Agent) to perform any of its obligations hereunder or thereunder or for the existence, value, perfection or priority of any collateral security or the financial or other condition of the Borrower, its Subsidiaries or any other obligor or guarantor; (iii) except pursuant to Section 11.07 shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (iv) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or in connection herewith including its own ordinary negligence, except for its own gross negligence or willful misconduct. The Agent may employ agents, accountants, attorneys and experts and shall not be responsible for the negligence or misconduct of any such agents, accountants, attorneys or experts selected by it in good faith or any action taken or omitted to be taken in good faith by it in accordance with the advice of such agents, accountants, attorneys or experts. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof permitted hereunder shall have been filed with the Agent. The Agent is authorized to release any collateral, or subordinate any Lien on any collateral, that is permitted to be sold or otherwise disposed of or released pursuant to the terms of the Loan Documents.

Section 11.02.    Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telecopier, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent.

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Section 11.03.     Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or of fees or failure to reimburse for Letter of Credit drawings) unless the Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders. In the event of a payment Default, the Agent shall give each Lender prompt notice of each such payment Default.

Section 11.04.     Rights as a Lender. With respect to its Commitments and the Loans made by it and its participation in the issuance of Letters of Credit, Wells Fargo (and any successor acting as Agent) in its capacity as a Lender or the Swing Line Lender, as applicable, hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. Wells Fargo (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Affiliates) as if it were not acting as the Agent, and Wells Fargo and its Affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 11.05.     Indemnification. The Lenders agree to indemnify the Agent, the Swing Line Lender and the Issuing Bank ratably in accordance with their Percentage Shares for the Indemnity Matters as described in Section 12.03 to the extent not indemnified or reimbursed by the Borrower under Section 12.03, but without limiting the obligations of the Borrower under said Section 12.03 and for any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent, the Swing Line Lender or the Issuing Bank in any way relating to or arising out of: (i) this Agreement, the Security Instruments or any other documents contemplated by or referred to herein or the transactions contemplated hereby, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder or (ii) the enforcement of any of the terms of this Agreement, any Security Instrument or of any such other documents; whether or not any of the foregoing specified in this Section 11.05 arises from the sole or concurrent negligence of the Agent or the Swing Line Lender or the Issuing Bank, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

Section 11.06.    Non-Reliance on Agent and other Lenders. Each Lender acknowledges and agrees that it has, independently and without reliance on the Agent, the Swing Line Lender or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and its decision to enter into this Agreement, and that it will, independently and without reliance upon the Agent, the Swing Line Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement, the Notes, the Security Instruments or any other document referred to or provided for herein or to inspect the properties or books of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower (or any of its Affiliates) which may come into the possession of the Agent or any of its Affiliates. In this regard, each Lender acknowledges that Haynes and Boone, LLP is acting in this transaction as special counsel to the Agent only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each Lender will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated

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therein. Each Lender, the Swing Line Lender and the Issuing Bank further acknowledges that it has received a copy of the Intercreditor Agreement, authorizing the Agent to enter into the same, and agrees to be bound by its terms.

Section 11.07.    Action by Agent. Except for action or other matters expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall (i) receive written instructions from the Majority Lenders (or all of the Lenders as expressly required by Section 12.04) specifying the action to be taken, and (ii) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions of the Majority Lenders (or all of the Lenders as expressly required by Section 12.04) and any action taken or failure to act pursuant thereto by the Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, the Agent shall take such action with respect to such Default as shall be directed by the Majority Lenders (or all of the Lenders as required by Section 12.04) in the written instructions (with indemnities) described in this Section 11.07, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. In no event, however, shall the Agent be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement and the Security Instruments or applicable law.

Section 11.08.     Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Upon the acceptance of such appointment hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XI and Section 12.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent. Any resignation by Wells Fargo Bank, National Association as Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Line Lender. Upon the acceptance of a successor's appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Lender, (ii) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit, and (iv) the successor Swing Line Lender shall make swing line loans in substitution for the Swing Line Loans, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Swing Line Lender to effectively assume the obligations of the retiring Swing Line Lender with respect to such Swing Line Loans.

Section 11.09.    Other Agents; Lead Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "joint bookrunner" or "co-lead manager" shall have any right, power, obligation, liability, responsibility or duty under this Agreement as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with Agent or any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

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Section 11.10.     Hedging Arrangements. To the extent any Affiliate of a Lender is a party to a Hedging Agreement with Borrower or any Guarantor, such Affiliate shall be deemed to appoint the Administrative Agent its nominee and agent, and to act for and on behalf of such Affiliate in connection with the Security Instruments and to be bound by this Article XI.

ARTICLE XII.

Miscellaneous

Section 12.01.    Waiver. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 12.02.    Notices. All notices and other communications provided for herein and in the other Loan Documents (including, without limitation, any modifications of, or waivers or consents under, this Agreement or the other Loan Documents) shall be given or made by telex, telecopy, courier or U.S. Mail or in writing and telexed, telecopied, mailed or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof or in the Loan Documents or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement or in the other Loan Documents, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 1:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telex or telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

Section 12.03.	Payment of Expenses, Indemnities, Etc.
(a)	The Borrower agrees:

(i)            whether or not the transactions hereby contemplated are consummated, to pay all expenses of the Agent in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of the Agent and the Lenders with respect thereto) of, and in connection with the negotiation, syndication, investigation, preparation, execution and delivery of, recording or filing of, preservation of rights under, enforcement of, and refinancing, renegotiation or restructuring of, the Loan Documents and any amendment, waiver or consent relating thereto (including, without limitation, travel, photocopy, mailing, courier, telephone and other similar expenses of the Agent, the cost of environmental audits, surveys and appraisals at reasonable intervals, the fees and disbursements of counsel and other outside consultants for the Agent and, in the case of enforcement, the fees and disbursements of counsel for the Agent and any of the Lenders); and promptly reimburse the Agent for all amounts expended, advanced or incurred by the Agent or the Lenders to satisfy any obligation of the Borrower under this Agreement or any Security Instrument, including without limitation, all costs and expenses of foreclosure;

(ii)          to indemnify the Agent and each Lender and each of their Affiliates and each of their officers, directors, employees, representatives, Agents, attorneys, accountants and experts ("Indemnified Parties") from, hold each of them harmless against and promptly upon demand pay or reimburse each of them for, the Indemnity Matters which may be incurred by or asserted against or involve any of

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them (whether or not any of them is designated a party thereto) as a result of, arising out of or in any way related to (i) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (ii) the execution, delivery and performance of the Loan Documents, (iii) the operations of the business of the Borrower and its Subsidiaries, (iv) the failure of the Borrower or any Subsidiary to comply with the terms of any Security Instrument or this Agreement, or with any Governmental Requirement, (v) any inaccuracy of any representation or any breach of any warranty of the Borrower or any Guarantor set forth in any of the Loan Documents (vi) the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, or (vii) the payment of a drawing under any Letter of Credit notwithstanding the non-compliance, non-delivery or other improper presentation of the manually executed draft(s) and certification(s), (viii) any assertion that the Lenders were not entitled to receive the proceeds received pursuant to the Security Instruments or (ix) any other aspect of the Loan Documents, including, without limitation, the fees and disbursements of counsel and all other expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any investigations, litigation or inquiries) or claim and including all Indemnity Matters arising by reason of the ordinary negligence of any Indemnified Party, but excluding all Indemnity Matters arising solely by reason of claims between the Lenders or any Lender and the Agent or a Lender's shareholders against the Agent or Lender or by reason of the gross negligence or willful misconduct on the part of the Indemnified Party or any of its Affiliates or any of their respective officers, directors, employees, representatives, agents, attorneys, accountants or experts; and

(iii)         to indemnify and hold harmless from time to time the Indemnified Parties from and against any and all losses, claims, cost recovery actions, administrative orders or proceedings, damages and liabilities to which any such Person may or is alleged to become subject: (i) under any Environmental Law applicable to the Borrower or any Subsidiary or any of their Properties, including without limitation, the treatment or disposal of hazardous substances on any of their Properties, (ii) as a result of the breach or non-compliance, or alleged breach or non-compliance, by the Borrower or any Subsidiary with any Environmental Law applicable to the Borrower or any Subsidiary, (iii) due to past ownership by the Borrower or any Subsidiary of any of their Properties or past activity on any of their Properties which, though lawful and fully permissible at the time, could result in present liability, (iv) the presence, use, release, storage, treatment, transportation, or disposal of hazardous substances on or at any of the Properties owned or operated by the Borrower or any Subsidiary, or (v) any other environmental, health or safety condition in connection with the Loan Documents; provided, however, no indemnity shall be afforded under this Section 12.03(a)(iii) in respect of any Property for any occurrence arising from the acts or omissions of the Agent or any Lender or any purchaser at foreclosure or pursuant to a deed-in-lieu thereof during the period after which such Person, its successors or assigns shall have obtained possession of such Property (whether by foreclosure or deed in lieu of foreclosure, as mortgagee-in-possession or otherwise).

(b)           No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Section 12.03.

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(c)           In the case of any indemnification hereunder, the Agent or Lender, as appropriate shall give notice to the Borrower of any such claim or demand being made against the Indemnified Party and the Borrower shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Borrower provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Borrower and such Indemnified Party.

(d)           The foregoing indemnities shall extend to the Indemnified Parties notwithstanding the sole or concurrent negligence of every kind or character whatsoever, whether active or passive, whether an affirmative act or an omission, including without limitation, all types of negligent conduct identified in the restatement (second) of torts of one or more of the Indemnified Parties or by reason of strict liability imposed without fault on any one or more of the Indemnified Parties; provided, however, that to the extent that an Indemnified Party is found to have committed an act of gross negligence or willful misconduct, this contractual obligation of indemnification shall continue but shall only extend to the portion of the claim that is deemed to have occurred by reason of events other than the gross negligence or willful misconduct of the Indemnified Party.

(e)           The Borrower's obligations under this Section 12.03 shall survive any termination of this Agreement and the payment of the Notes and shall continue thereafter in full force and effect.

(f)           The Borrower shall pay any amounts due under this Section 12.03 within thirty (30) days of the receipt by the Borrower of notice of the amount due.

Section 12.04.     Amendments, Etc. Any provision of this Agreement or any Security Instrument may be amended, modified or waived with the Borrower's and the Majority Lenders' prior written consent; provided that (i) no amendment, modification or waiver which extends the final maturity of the Loans, increases the Aggregate Maximum Revolving Credit Amounts, increases the Borrowing Base, forgives the principal amount of any Obligations outstanding under this Agreement, releases any guarantor of any Obligations or releases all or substantially all of the collateral, reduces the interest rate applicable to the Loans or the fees payable to the Lenders generally, affects Section 2.03(a), this Section 12.04 or Section 12.06(a) or modifies the definition of "Majority Lenders" shall be effective without consent of all Lenders; (ii) no amendment, modification or waiver which increases the Maximum Revolving Credit Amount of any Lender shall be effective without the consent of such Lender; and (iii) no amendment, modification or waiver which modifies the rights, duties or obligations of the Agent, the Issuing Bank or the Swing Line Lender shall be effective without the consent of the Agent, the Issuing Bank or the Swing Line Lender, as applicable.

Section 12.05.     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.06.	Assignments and Participations.

(a)           The Borrower may not assign its rights or obligations hereunder or under the Notes or any Letters of Credit without the prior consent of all of the Lenders and the Agent.

(b)           Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement pursuant to an Assignment Agreement substantially in the form of Exhibit E (an "Assignment"); provided, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate, such assignment shall require the written consent of the Agent, the Issuing Bank and the Swing Line Lender and, if no Event of Default has occurred and is continuing, the Borrower (which consent will not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate, any such assignment shall be in the

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amount of at least $5,000,000.00 or such lesser amount to which the Borrower and the Agent have consented and if the assigning Lender has assigned less than all of its Percentage Share of the Loans, such assigning Lender shall retain a Percentage Share of the Loans equating to at least $5,000,000.00 or such lesser amount to which the Borrower and the Agent have consented and (iii) the assignee or assignor shall pay to the Agent a processing and recordation fee of $3,000.00 for each assignment. Any such assignment will become effective upon the execution and delivery to the Agent of the Assignment, payment of the recordation fee and, if required, the consent of the Agent, the Issuing Bank and the Swing Line Lender and the Borrower. Promptly after receipt of an executed Assignment, the Agent shall send to the Borrower a copy of such executed Assignment. Upon receipt of such executed Assignment, the Borrower, will, at its own expense, execute and deliver new Notes to the assignor and/or assignee, as appropriate, in accordance with their respective interests as they appear. Upon the effectiveness of any assignment pursuant to this Section 12.06(b), the assignee will become a "Lender," if not already a "Lender," for all purposes of this Agreement and the other Loan Documents. The assignor shall be relieved of its obligations hereunder to the extent of such assignment (and if the assigning Lender no longer holds any rights or obligations under this Agreement, such assigning Lender shall cease to be a "Lender" hereunder except that its rights under Sections 4.06, 5.01, 5.05 and 12.03 shall not be affected). The Agent will prepare on the last Business Day of each month during which an assignment has become effective pursuant to this Section 12.06(b), a new Annex I giving effect to all such assignments effected during such month, and will promptly provide the same to the Borrower and each of the Lenders. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.06(c).

(c)           Each Lender may, without the consent of the Borrower, the Agent, the Swing Line Lender or the Issuing Bank, transfer, grant or assign participations in all or any part of such Lender's interests hereunder pursuant to this Section 12.06(c) to any Person, provided that: (i) such Lender shall remain a "Lender" for all purposes of this Agreement and the transferee of such participation shall not constitute a "Lender" hereunder, (ii) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Borrower, the Agent, the Issuing Bank, the Swing Line Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver that would (x) forgive any principal owing on any Obligations or extend the final maturity of the Loans, (y) reduce the interest rate (other than as a result of waiving the applicability of any post-default increases in interest rates) or fees applicable to any of the Commitments or Loans or Letters of Credit in which such participant is participating, or postpone the payment of any thereof, or (z) release any guarantor of the Obligations or release all or substantially all of the collateral (except as provided in the Loan Documents) supporting any of the Commitments or Loans or Letters of Credit in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the Security Instruments (the participant's rights against the granting Lender in respect of such participation to be those set forth in the agreement with such Lender creating such participation), and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided that such participant shall be entitled to receive additional amounts under Article V on the same basis as if it were a Lender and be indemnified under Section 12.03 as if it were a

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Lender. In addition, each agreement creating any participation must include an agreement by the participant to be bound by the provisions of Section 12.15.

(d)           The Lenders may furnish any information concerning the Borrower in the possession of the Lenders from time to time to assignees and participants (including prospective assignees and participants); provided that, such Persons agree to be bound by the provisions of Section 12.15.

(e)           Notwithstanding anything in this Section 12.06 to the contrary, any Lender may assign and pledge its Note to any Federal Reserve Bank. No such assignment and/or pledge shall release the assigning and/or pledging Lender from its obligations hereunder.

(f)           Notwithstanding any other provisions of this Section 12.06, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any state.

Section 12.07.     Invalidity. In the event that any one or more of the provisions contained in any of the Loan Documents or the Letters of Credit, the Letter of Credit Agreements shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Notes, this Agreement or any other Loan Document.

Section 12.08.     Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 12.09.	References; Use of Word "Including".

The words "herein," "hereof," "hereunder" and other words of similar import when used in this Agreement refer to this Agreement as a whole, and not to any particular article, Section or subsection. Any reference herein to a Section or Article shall be deemed to refer to the applicable Section or Article of this Agreement unless otherwise stated herein. Any reference herein to an exhibit, schedule, or other attachment shall be deemed to refer to the applicable exhibit, schedule, or other attachment attached hereto unless otherwise stated herein. The word "including", "includes" and words of similar import means "including, without limitation".

Section 12.10.    Survival. The obligations of the parties under Section 4.06, Article V, and Sections 11.05, 12.03, and 12.15 shall survive the repayment of the Loans and the termination of the Commitments. To the extent that any payments on the Obligations or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Obligations so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Agent's and the Lenders' Liens, security interests, rights, powers and remedies under this Agreement and each Security Instrument shall continue in full force and effect. In such event, each Security Instrument shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Agent and the Lenders to effect such reinstatement.

Section 12.11.    Captions. Captions and Section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

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Section 12.12.    No Oral Agreements. The Loan Documents embody the entire agreement and understanding between the parties and supersede all other agreements and understandings between such parties relating to the subject matter hereof and thereof. The Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 12.13.	Governing Law; Submission to Jurisdiction.

(a)           This Agreement, the Notes and the other Loan Documents (except the Intercreditor Agreement) shall be governed by, and construed in accordance with, the laws of the State of Texas, except to the extent (i) otherwise expressly provided in any Mortgage and (ii) that United States federal law permits any Lender to charge interest at the rate allowed by the laws of the state where such Lender is located. Ch. 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to this Agreement, the Notes or any other Loan Document. All environmentally related activities or omissions shall be governed by and construed in accordance with the laws of the United States of America, and where applicable, any U.S. treaty, or the laws (including common law) of the state or jurisdiction where any Property is located, including those located in any foreign country, or in international waters. In case of conflict with respect to, and only with respect to, environmentally related activities or omissions, the more stringent requirement shall govern.

(b)           Any legal action or proceeding with respect to the Loan Documents shall be brought in the courts of the State of Texas or of the United States of America for the Southern District of Texas, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and (to the extent permitted by law) in respect of its Property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. This submission to jurisdiction is non-exclusive and does not preclude the Agent or any Lender from obtaining jurisdiction over the Borrower, any of its Subsidiaries, or any Guarantor in any court otherwise having jurisdiction.

(c)           The Borrower hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its said address, such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of the Agent, any Lender or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower or its Properties in any other jurisdiction.

(d)           The Borrower, the Agent and each Lender hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any Loan Document and for any counterclaim therein; (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certify that no party hereto nor any representative, agent or counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledge that it has been induced to enter into this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section 12.13.

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Section 12.14.     Interest. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.14 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.14. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate, such Lender elects to determine the applicable rate ceiling under such Chapter by the indicated weekly rate ceiling from time to time in effect.

Section 12.15.    Confidentiality. In the event that the Borrower provides to the Agent or the Lenders written non-public information belonging to the Borrower, the Agent and the Lenders shall thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (i) are in the public domain, (ii) hereafter become part of the public domain without the Agent or the Lenders breaching their obligation of confidence to the Borrower, (iii) are previously known by the Agent or the Lenders from some source other than the Borrower, (iv) are hereafter developed by the Agent or the Lenders without using the Borrower's information, (v) are hereafter obtained by or available to the Agent or the Lenders from a third party who owes no obligation of confidence to the Borrower with respect to such information or through any other means other than through disclosure by the Borrower, (vi) are disclosed with the Borrower's consent, (vii) must be disclosed either pursuant to any Governmental Requirement, including compliance under any Environmental Laws, or to Persons regulating the activities of the Agent or the Lenders, or (viii) as may be required by law or regulation or order of any Governmental Authority in any judicial, arbitration or governmental proceeding. Further, the Agent or a Lender may disclose any such information to any

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other Lender, any independent petroleum engineers or consultants, any independent certified public accountants, any legal counsel employed by such Person in connection with this Agreement or any Security Instrument, including without limitation, the enforcement or exercise of all rights and remedies thereunder, or any assignee or participant (including prospective assignees and participants) in the Loans; provided, however, that the Agent or the Lenders shall receive a confidentiality agreement from the Person to whom such information is disclosed such that said Person shall have the same obligation to maintain the confidentiality of such information as is imposed upon the Agent or the Lenders hereunder. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless the Borrower requests in writing at least thirty (30) days prior to the expiration of such three year period, to maintain the confidentiality of such information for an additional three year period. The Borrower waives any and all other rights it may have to confidentiality as against the Agent and the Lenders arising by contract, agreement, statute or law except as expressly stated in this Section 12.15.

Section 12.16.    Effectiveness; Termination; Collateral Matters. This Agreement shall not be effective until the date (the "Effective Date") that it is delivered to the Agent in the State of Texas, accepted by the Lenders in such State, and executed by the Agent in such State. If the Obligations are finally and indefeasibly paid and satisfied in full, including, without limitation, all such Obligations arising under Hedging Agreements and/or Cash Management Agreements, all Commitments of the Lenders and the Swing Line have been terminated and are no longer in effect and this Agreement is terminated, the Administrative Agent and the Lenders shall execute and deliver or cause to be executed and delivered such instruments of satisfaction and reassignment as may be appropriate in order to release all liens and security interests created by the Security Instruments; provided, however, that in lieu of terminating and repaying any such Obligations arising under any Hedging Agreement with any Lender or Affiliate of any Lender, the Borrower may provide substitute credit support under a standard form ISDA Credit Support Annex or other credit support documents acceptable to such Lender (or its Affiliate), in its sole discretion, to cover its then current exposure under such Hedging Agreement and such Lender (and its Affiliate, if applicable) shall have provided written notice to Agent to the effect that such substitute credit support has been provided to it and that such Lender (and its Affiliate, if applicable) no longer claim any right, title or interest in any collateral security arising under the Loan Documents to secure any obligations and indebtedness of Borrower or any of its Subsidiaries arising under or related to such Hedging Agreement, whether then existing or thereafter arising. The benefits of the Mortgage and Security Instruments, and of the provisions of this Agreement relating to any collateral securing the Obligations, shall also extend to and be available to those Lenders or their Affiliates which are counterparties to any Hedging Agreement or Cash Management Agreement with Borrower or any of its Subsidiaries on a pro rata basis in respect of any obligations of Borrower or such Subsidiary which arise under any such Hedging Agreement or Cash Management Agreement, such benefits extending while such Person or its Affiliate is a Lender, but only while such Person or its Affiliate is a Lender, including any Hedging Agreements or Cash Management Agreement between such Persons in existence prior to the date hereof. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Documents as a result of the existence of obligations owed to it under any such Hedging Agreements or Cash Management Agreements.

Section 12.17.    Renewal and Continuation of Existing Indebtedness. Upon the effectiveness of this Agreement, all of the Existing Indebtedness outstanding on such date shall hereby be renewed and continued as provided in this Agreement and all Letters of Credit outstanding under the Existing Credit Agreement shall become Letters of Credit outstanding hereunder.

Section 12.18.     Exculpation Provisions. Each of the parties hereto specifically agrees that it has a duty to read this Agreement and the Security Instruments and agrees that it is charged with notice and knowledge of the terms of this Agreement and the Security Instruments; that it has in fact read this Agreement and is fully informed and has full notice and knowledge of the terms, conditions and effects of this Agreement; that it has been represented by independent legal counsel

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of its choice throughout the negotiations preceding its execution of this Agreement and the Security Instruments; and has received the advice of its attorney in entering into this Agreement and the Security Instruments; and that it recognizes that certain of the terms of this Agreement and the Security Instruments result in one party assuming the liability inherent in some aspects of the transaction and relieving the other party of its responsibility for such liability. Each party hereto agrees and covenants that it will not contest the validity or enforceability of any exculpatory provision of this Agreement and the Security Instruments on the basis that the party had no notice or knowledge of such provision or that the provision is not "conspicuous."

Section 12.19.    USA PATRIOT Act Notices. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies Borrower and each Guarantor, which information includes the name and address of Borrower and each Guarantor and other information that will allow such Lender or the Agent, as applicable, to identify Borrower and each Guarantor in accordance with the Act.

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The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	CRIMSON EXPLORATION INC., a Delaware corporation

By: /s/ E. Joseph Grady E. Joseph Grady Senior Vice President and Chief Financial Officer

Address for Notices:

Crimson Exploration Inc. 717 Texas Ave., Suite 2900 Houston, Texas 77002 Telecopier No.: (713) 236-7474 Telephone No.: (713) 236-7400 Attention: E. Joseph Grady

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LENDER, SWING LINE LENDER AND AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Richard A. Gould Richard A. Gould Senior Vice President

Lending Office for Base Rate and LIBOR Loans:

Wells Fargo Bank, National Association 1000 Louisiana, Ninth Floor Houston, Texas 77002

Telecopier No.: (713) 739-1087 Telephone No.: (713) 319-1343 Attention: Richard Gould

Address for Notices:

Wells Fargo Bank, National Association 1000 Louisiana, Ninth Floor Houston, Texas 77002

Telecopier No.: (713) 739-1087 Telephone No.: (713) 319-1343 Attention: Richard Gould

With copy to:

Haynes and Boone, LLP One Houston Center 1221 McKinney Street, Suite 2100 Houston, Texas 77010 Telecopier No.: (713) 236-5577 Telephone No.: (713) 547-2077 Attention: Bernard F. Clark, Jr.

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LENDERS:	THE ROYAL BANK OF SCOTLAND plc

By: /s/ Robert E. Poirrier, Jr. Name: Robert E. Poirrier, Jr. Title: Vice President

Lending Office for Base Rate Loans, LIBOR Loans and Address for Notices as set forth on the Administrative Details Form on file with the Agent in accordance with its customary practices as in effect from time to time

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